                                                                     Exhibit 2.1

                                                                Execution Draft
                                                                ---------------



                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                        SOCRATES ACQUISITION CORPORATION

                                       and

                        NOBEL LEARNING COMMUNITIES, INC.


                           Dated as of August 5, 2002

                                TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
ARTICLE I
THE MERGER .....................................................................   2
     SECTION 1.01  The Merger ..................................................   2
     SECTION 1.02  Closing; Effective Time  ....................................   2
     SECTION 1.03  Effect of the Merger ........................................   2
     SECTION 1.04  Subsequent Actions ..........................................   3
     SECTION 1.05  Certificate of Incorporation; By-Laws  ......................   3
     SECTION 1.06  Directors and Officers ......................................   3
ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; PAYMENT FOR
SHARES .........................................................................   3
     SECTION 2.01  Effect on Capital Stock .....................................   3
     SECTION 2.02  Payment for Company Common Stock, Company Preferred Stock
                   Company Stock Options and Company Warrants in the Merger  ...   7
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY ..................................  11
     SECTION 3.01  Organization and Qualification; Subsidiaries  ...............  12
     SECTION 3.02  Certificate of Incorporation and By-Laws ....................  12
     SECTION 3.03  Capitalization  .............................................  12
     SECTION 3.04  Authority Relative to This Agreement  .......................  14
     SECTION 3.05  No Conflict; Required Filings and Consents  .................  15
     SECTION 3.06  Permits; Compliance  ........................................  16
     SECTION 3.07  SEC Filings; Financial Statements  ..........................  16
     SECTION 3.08  Absence of Certain Changes or Events ........................  17
     SECTION 3.09  Absence of Litigation .......................................  18
     SECTION 3.10  Employee Benefit Matters ....................................  19
     SECTION 3.11  Material Contracts ..........................................  21
     SECTION 3.12  Environmental Matters .......................................  22
     SECTION 3.13  Title to Properties; Absence of Liens and Encumbrances ......  23
     SECTION 3.14  Intellectual Property  ......................................  23
     SECTION 3.15  Taxes .......................................................  23
     SECTION 3.16  Insurance ...................................................  26
     SECTION 3.17  State Takeover Statutes; Company Rights Agreement  ..........  26
     SECTION 3.18  Compliance with Applicable Laws .............................  27
     SECTION 3.19  School Licenses .............................................  27
     SECTION 3.20  Opinion of Financial Advisor ................................  27
     SECTION 3.21  Brokers .....................................................  27
     SECTION 3.22  Fee and Expense Estimate ....................................  28
     SECTION 3.23  Employees ...................................................  28
     SECTION 3.24  Transactions with Affiliates ................................  28
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER ........................................  28

     SECTION 4.01  Organization and Qualification; Subsidiaries .................  28
     SECTION 4.02  Ownership of Buyer; No Prior Activities ......................  28
     SECTION 4.03  Authority Relative to this Agreement .........................  29
     SECTION 4.04  No Conflict; Required Filings and Consents. ..................  29
     SECTION 4.05  Brokers ......................................................  29
     SECTION 4.06  Financing ....................................................  30
     SECTION 4.07  Absence of Litigation ........................................  30
     SECTION 4.08  No Agreements or Understandings to Sell Assets or Stock ......  30
ARTICLE V
CONDUCT OF BUSINESSES PENDING THE MERGER ........................................  30
     SECTION 5.01  Conduct of Business by the Company Pending the Merger ........  30
     SECTION 5.02  Notification of Certain Matters ..............................  33
ARTICLE VI
ADDITIONAL AGREEMENTS ...........................................................  33
     SECTION 6.01  Preparation of Proxy Statement; Stockholders Meeting. ........  33
     SECTION 6.02  Access to Information; Confidentiality .......................  35
     SECTION 6.03  No Solicitation of Transactions  .............................  36
     SECTION 6.04  Directors' and Officers' Indemnification and Insurance  ......  38
     SECTION 6.05  Further Action; Consents; Filings  ...........................  39
     SECTION 6.06  Public Announcements .........................................  40
     SECTION 6.07  Certain Employee Benefits Matters ............................  40
     SECTION 6.08  Rights Agreement .............................................  41
     SECTION 6.09  Stockholder Litigation .......................................  41
     SECTION 6.10  Solvency .....................................................  41
ARTICLE VII
CONDITIONS TO THE MERGER ........................................................  41
     SECTION 7.01  Conditions to the Obligations of Each Party ..................  41
     SECTION 7.02  Conditions to the Obligations of Buyer .......................  42
     SECTION 7.03  Conditions to the Obligations of the Company .................  43
ARTICLE VIII
TERMINATION, AMENDMENT, WAIVER AND EXPENSES .....................................  44
     SECTION 8.01  Termination ..................................................  44
     SECTION 8.02  Effect of Termination ........................................  46
     SECTION 8.03  Expenses  ....................................................  46
ARTICLE IX
GENERAL PROVISIONS ..............................................................  47
     SECTION 9.01  Non Survival of Representations, Warranties and Agreements ...  47
     SECTION 9.02  Notices ......................................................  48
     SECTION 9.03  Certain Definitions ..........................................  49
     SECTION 9.04  Amendment ....................................................  50
     SECTION 9.05  Waiver .......................................................  50
     SECTION 9.06  Severability .................................................  50
     SECTION 9.07  Assignment; Binding Effect; Benefit ..........................  51
     SECTION 9.08  Specific Performance .........................................  51
     SECTION 9.09  Governing Law; Forum .........................................  51
     SECTION 9.10  Headings .....................................................  51

     SECTION 9.11  Counterparts ............................................  51
     SECTION 9.12  Entire Agreement ........................................  51

EXHIBIT 1  Form of Voting Agreement
EXHIBIT 2  Directors of the Surviving Corporation
EXHIBIT 3  "knowledge" Individuals

SCHEDULE I Rollover Shares

                            GLOSSARY OF DEFINED TERMS

                                                              Location of
Defined Term                                                   Definition
------------                                                   -----------
Acquisition Proposal .....................................    Section 6.03(b)
Acquisition Transaction ..................................    Section 6.03(a)
Action ...................................................    Section 3.09
Affiliate or affiliate ...................................    Section 9.03(a)
Affiliated Group .........................................    Section 3.15(j)
Agreement ................................................    Preamble
Appraisal Shares .........................................    Section 2.01(e)
Business Combination .....................................    Section 8.03(e)
business day .............................................    Section 9.03(b)
Buyer ....................................................    Preamble
Buyer Class C Common Stock ...............................    Section 2.01(d)
Buyer Class P Common Stock ...............................    Section 2.01(d)
Buyer Confidentiality Agreement ..........................    Section 6.03(b)(i)
Buyer Material Adverse Effect ............................    Section 4.01
Buyer Shares .............................................    Section 2.01(d)
Buyer Stockholder ........................................    Section 2.02(c)
Certificate of Merger ....................................    Section 1.02(b)
Certificates .............................................    Section 2.02(b)
Closing ..................................................    Section 1.02(a)
Closing Date .............................................    Section 1.02(a)
Code .....................................................    Section 2.02(j)
Commitment Letter ........................................    Section 4.06
Company ..................................................    Preamble
Company Balance Sheet ....................................    Section 3.07(b)
Company Board ............................................    Recitals
Company By-Laws ..........................................    Section 3.02
Company Capital Stock ....................................    Section 3.03(a)
Company Charter ..........................................    Section 2.01(b)
Company Common Stock .....................................    Recitals
Company Disclosure Schedule ..............................    Article III
Company Intellectual Property ............................    Section 3.14(b)
Company Material Contracts ...............................    Section 3.11(a)
Company Option Plans .....................................    Section 2.01(f)
Company Permits ..........................................    Section 3.06(a)
Company Preferred Stock ..................................    Section 3.03(a)
Company Rights ...........................................    Section 2.01
Company Rights Agreement .................................    Section 2.01
Company SEC Reports ......................................    Section 3.07(a)
Company Series A Junior Preferred Stock ..................    Section 3.03(a)
Company Series A Preferred Stock .........................    Section 3.03(a)

Company Series C Preferred Stock ..........................   Section 3.03(a)
Company Series D Preferred Stock ..........................   Section 3.03(a)
Company Stock Options .....................................   Section 2.01(f)
Company Stockholder Approval ..............................   Section 3.04(c)
Company Stockholders Meeting ..............................   Section 6.01(b)
Company Subsidiary ........................................   Section 9.03(c)
Company Warrants ..........................................   Section 2.01(g)
Confidentiality Agreement .................................   Section 6.03(b)(i)
Consent ...................................................   Section 3.05(b)
Contract ..................................................   Section 3.15(f)
control ...................................................   Section 9.03(d)
Controlled Group of Corporations ..........................   Section 3.10(h)
DGCL ......................................................   Section 1.01
Effective Time ............................................   Section 1.02(b)
Employee Benefit Plan .....................................   Section 3.10(h)
Employee Pension Benefit Plan .............................   Section 3.10(h)
Employee Welfare Benefit Plan .............................   Section 3.10(g)
Environmental Laws ........................................   Section 9.03(e)
Environmental Permits .....................................   Section 3.13
ERISA .....................................................   Section 3.10(a)
Exchange Act ..............................................   Section 3.07(a)
Expenses ..................................................   Section 8.03(a)
Fiduciary .................................................   Section 3.10(g)
Filed Company SEC Documents ...............................   Section 3.08
Financing .................................................   Section 4.06
Governmental Entity .......................................   Section 2.02(h)
Hazardous Substances ......................................   Section 9.03(f)
HSR Act ...................................................   Section 3.05(b)
Intellectual Property .....................................   Section 9.03(g)
Judgment ..................................................   Section 3.05(a)
knowledge .................................................   Section 9.03(h)
Law .......................................................   Section 1.02(b)
Liability .................................................   Section 3.10(h)
Licensed Intellectual Property ............................   Section 3.14(c)
Liens .....................................................   Section 3.01(b)
Material Adverse Effect ...................................   Section 9.03(i)
Maximum Premium ...........................................   Section 6.04(b)
Merger ....................................................   Recitals
Merger Consideration ......................................   Section 2.01(b)
Multiemployer Plan ........................................   Section 3.10(h)
Option Agreement ..........................................   Section 2.02(d)
Option Consideration ......................................   Section 2.01(f)
Order .....................................................   Section 7.01(b)
Paying Agent                                                  Section 2.02(a)
Payment Fund ..............................................   Section 2.02(a)
PBGC ......................................................   Section 3.10(h)

Person or person ..........................................   Section 9.03(j)
Prohibited Transaction ....................................   Section 3.10(h)
Proxy Statement ...........................................   Section 3.05(b)
Rollover Shares ...........................................   Section 2.01(c)
Rollover Options ..........................................   Section 2.01(f)
Rollover Stockholder ......................................   Recitals
Schedule 13E-3 ............................................   Section 6.01(e)
Scheduled Options .........................................   Section 2.01(f)
SEC .......................................................   Section 3.05(b)
Securities Act ............................................   Section 3.07(a)
Special Committee .........................................   Recitals
subsidiary ................................................   Section 9.03(k)
Superior Proposal .........................................   Section 6.03(b)
Surviving Corporation .....................................   Section 1.01
Surviving Corporation Class C Common Stock ................   Section 2.01(c)
Surviving Corporation Class P Common Stock ................   Section 2.01(c)
Tax Return ................................................   Section 3.15(j)
Tax or Taxes ..............................................   Section 3.15(j)
Transactions ..............................................   Recitals
Trademarks ................................................   Section 9.03(l)
U.S. GAAP .................................................   Section 3.07(b)
Voting Company Debt .......................................   Section 3.03(c)
Warrant Consideration .....................................   Section 2.01(g)(i)

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of August 5, 2002 (this "Agreement") is by and between SOCRATES ACQUISITION CORPORATION, a Delaware corporation ("Buyer"), and Nobel Learning Communities, Inc., a Delaware corporation (the "Company"). All terms not otherwise defined herein shall have the meanings ascribed to them in Section 9.03 hereof.

         WHEREAS, a special committee of the Board of Directors of the Company (the "Company Board") consisting solely of disinterested directors (the "Special Committee"), subject to the terms and conditions set forth herein, has unanimously (i) determined that (A) the merger (the "Merger") of Buyer with and into the Company is advisable and in the best interests of the Company and its public stockholders (other than those stockholders of the Company identified on Schedule I hereto (each, a "Rollover Stockholder" and collectively, the "Rollover Stockholders")), and (B) the cash consideration to be received for outstanding shares of common stock, par value $0.001 per share, of the Company (the "Company Common Stock") and outstanding shares of Company Preferred Stock (as defined in Section 3.03 hereof) in the Merger is fair to the stockholders of the Company who will be entitled to receive such cash consideration (other than the Rollover Stockholders), (ii) recommended that the Company Board approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (collectively, the "Transactions") and (iii) recommended approval and adoption by the stockholders of the Company of this Agreement and the Transactions;

         WHEREAS, the Company Board, subject to the terms and conditions set forth herein and after the unanimous recommendation of the Special Committee, has (i) determined that (A) the Merger is advisable and in the best interests of the Company and its public stockholders (other than the Rollover Stockholders), and (B) the cash consideration to be received for outstanding shares of Company Common Stock and Company Preferred Stock in the Merger is fair to the stockholders of the Company who will be entitled to receive such cash consideration (other than the Rollover Stockholders), (ii) approved and adopted this Agreement and the Transactions and (iii) recommended approval and adoption by the stockholders of the Company of this Agreement and the Transactions;

         WHEREAS, the Board of Directors of Buyer has unanimously approved this Agreement and the Transactions;

         WHEREAS, the Rollover Stockholders shall retain all or a portion of their equity interest in the Company in connection with the Merger, as more fully described herein;

         WHEREAS, Buyer and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Transactions and also to prescribe various conditions to the Merger; and

         WHEREAS, certain stockholders of the Company have, concurrently with the execution of this Agreement, executed voting agreements, dated as of the date hereof, pursuant to which such stockholders have agreed to vote any shares of Company Common Stock and Company

         Preferred Stock owned by such stockholders in favor of the approval and adoption of this Agreement and the Transactions.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

         SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in Article VII, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in
Section 1.02(b) hereof), Buyer shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Buyer shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware.

         SECTION 1.02 Closing; Effective Time.

              (a)     The closing of the Merger (the "Closing") shall take place
(i) at 10:00 a.m. (Eastern Daylight Savings Time) at the offices of Ropes & Gray, 885 Third Avenue, Suite 3200, New York, New York as soon as practicable, but in any event within three (3) business days after the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as Buyer and the Company may agree in writing (the "Closing Date").

              (b) At the Closing, the Company and Buyer shall cause a certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and make all other filings or recordings required by applicable statute, law (including principles of common law), legislation, legally binding interpretation, ordinance, rule or regulation of any Governmental Entity, domestic or foreign (collectively, "Laws") in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

         SECTION 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Surviving Corporation, and all obligations, debts, liabilities and duties of the Company and Buyer shall become the obligations, debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.04 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Buyer or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Company and Buyer, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Buyer or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         SECTION 1.05 Certificate of Incorporation; By-Laws.

              (a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended to be identical to that of Buyer, as in effect immediately prior to the Effective Time, except that Article I shall state that the name of the Company is Nobel Learning Communities, Inc. Such Certificate of Incorporation, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended, subject to the requirements of
Section 6.04 hereof, in accordance with the terms thereof and of the DGCL.

              (b) At the Effective Time, the By-Laws of Buyer, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended, subject to Section 6.04 hereof, in accordance with the terms thereof, and of the Certificate of Incorporation of the Surviving Corporation and of the DGCL.

         SECTION 1.06 Directors and Officers. The individuals set forth on
Exhibit 2 hereto shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II
          EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                               PAYMENT FOR SHARES

         SECTION 2.01 Effect on Capital Stock. For purposes of this Section 2.01, references to Company Common Stock, Company Preferred Stock and Rollover Shares (as defined in Section 2.01(c) hereof) include the rights (the "Company Rights") issued pursuant to the Rights Agreement dated as of May 16, 2000 (as amended and in effect as of the date hereof, the "Company Rights Agreement") between the Company and Stocktrans, Inc., a Pennsylvania corporation, as Rights Agent, that are associated with such Company Common Stock, Company Preferred Stock and Rollover Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock, Company Preferred Stock or any shares of capital stock of Buyer:

         (a) Cancellation of Treasury Stock and Buyer-Owned Stock. Each share of Company Common Stock or Company Preferred Stock that, immediately prior to the Effective Time, is owned directly by the Company or Buyer shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no other consideration shall be delivered or deliverable in exchange therefor.

         (b) Conversion of Company Common Stock and Company Preferred Stock. Except as otherwise set forth in Sections 2.01(a), 2.01(c) and 2.01(e) hereof, by virtue of the Merger and without any action on the part of holder thereof:
(i) each issued share of Company Common Stock shall be converted into the right to receive $7.75 in cash and (ii) each issued share of Company Preferred Stock shall be converted into the right to receive $7.75 in cash for each whole share of Company Common Stock into which such share of Company Preferred Stock is then convertible pursuant to the Company's Certificate of Incorporation, as amended to date (the "Company Charter") plus the amount determined by multiplying $7.75 by the fraction (rounded to the nearest one-hundredth of a share) representing any fractional share of Company Common Stock in which any share of Company Preferred Stock is then convertible pursuant to the Company Charter, in each case subject to adjustment for any stock split, stock dividend or combination of stock that may occur from the date hereof and prior to the Effective Time. The cash payable upon the conversion of each share of Company Common Stock or Company Preferred Stock, as the case may be, pursuant to this Section 2.01(b) is referred to as the "Merger Consideration". As of the Effective Time, all such shares of Company Common Stock and Company Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock or Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with this Section 2.01(b), without interest.

         (c) Rollover Shares. Each issued share of Company Common Stock or Company Preferred Stock held by a Rollover Stockholder and designated on
Schedule I under the column designated "Rollover Shares" (each a "Rollover Share" and together the "Rollover Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) the aggregate number of shares of Class C Common Stock, par value $.01 per share, of the Surviving Corporation (the "Surviving Corporation Class C Common Stock") and (ii) the aggregate number of shares of Class P Common Stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Class P Common Stock") set forth on Schedule I next to the name of each such Rollover Stockholder in the columns designated "Surviving Corporation Class C Common Stock" and "Surviving Corporation Class P Common Stock," respectively. All such Rollover Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Rollover Shares shall thereafter cease to have any rights with respect to such Rollover Shares, except the right to receive the Surviving Corporation Class C Common Stock and the Surviving Corporation Class P Common Stock for such Rollover Shares as set forth in Schedule I upon the surrender of such certificate in accordance with this Section 2.01(c).

         (d) Capital Stock of Buyer. Each issued and outstanding share of Class C Common Stock, par value $.01 per share, of Buyer (the "Buyer Class C Common Stock") shall be converted into and become one fully paid and non-assessable shares of Surviving Corporation Class C Common Stock, and each issued and outstanding share of Class P Common Stock, par value $.01 per share, of Buyer (the "Buyer Class P Common Stock") shall be converted into and become one fully paid and non-assessable shares of Surviving Corporation Class P Common Stock. All such shares of Buyer Class C Common Stock and Buyer Class P Common Stock (collectively "Buyer Shares"), by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Buyer Shares shall thereafter cease to have any rights with respect to such Buyer Shares, except the right to receive Surviving Corporation Class C Common Stock or Surviving Corporation Class P Common Stock as set forth above.

         (e) Appraisal Rights. Notwithstanding any provisions of this Agreement to the contrary, shares of Company Common Stock and Company Preferred Stock which are issued and outstanding immediately prior to the Effective Time and which are held by any Person who has not voted such shares of Company Common Stock or Company Preferred Stock in favor of the Merger, who shall have delivered a written demand for appraisal of such shares of Company Common Stock or Company Preferred Stock in the manner provided by the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal (the "Appraisal Shares") shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Appraisal Shares who becomes entitled to payment for such shares of Company Common Stock or Company Preferred Stock pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Appraisal Shares shall have failed to establish its entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any such holder of Appraisal Shares shall have effectively withdrawn its demand for appraisal of such shares of Company Common Stock or Company Preferred Stock or lost its right to appraisal and payment for its shares of Company Common Stock or Company Preferred Stock under Section 262 of the DGCL, or (iii) if neither any holder of Appraisal Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Appraisal Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares of Company Common Stock or Company Preferred Stock and each such share of Company Common Stock and Company Preferred Stock shall be treated as if such share of Company Common Stock or Company Preferred Stock had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation as provided in Section 2.01(b) hereof. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Company Common Stock or Company Preferred Stock, and, until the Effective Time, Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

         (f) Company Stock Options. As part of the Transactions, the Company and the Surviving Corporation shall cause any outstanding options to purchase Company Common

Stock ("Company Stock Options") granted pursuant to the Company's 1986 Stock Option and Stock Grant Plan, 1988 Stock Option and Stock Grant Plan, 1995 Stock Incentive Plan and 2000 Stock Option Plan for Consultants (collectively the "Company Option Plans") and the other Company Stock Options disclosed in Section 3.03(d) of the Company Disclosure Schedule (the "Scheduled Options") to be treated as follows:

          (i) Except as set forth in clause (ii) below, at the Effective Time, all then outstanding Company Stock Options shall be canceled and in lieu thereof, each holder of a Company Stock Option shall receive from the Surviving Corporation, an amount in cash (if any) equal to the product of
     (i) the excess, if any, of the per share Merger Consideration over the per share exercise price of such Company Stock Option and (ii) the number of shares of Company Common Stock subject to such Company Stock Option exercisable as of the Effective Time, net of any applicable withholding taxes (the "Option Consideration").

          (ii) Each Company Stock Option held by a Rollover Stockholder and designated on Schedule I under the column designated "Rollover Options" (each a "Rollover Option" and together the "Rollover Options") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the aggregate number of options for Surviving Corporation Class C Common Stock and the aggregate number of options for Surviving Corporation Class P Common Stock set forth on Schedule I next to the name of each such Rollover Stockholder in the columns designated "Surviving Corporation Class C Options" and "Surviving Corporation Class P Options", respectively. All such Rollover Options, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate or agreement representing any such Rollover Options shall thereafter cease to have any rights with respect to such Rollover Options, except the right to receive options for the Surviving Corporation Class C Common Stock and options for the Surviving Corporation Class P Common Stock for such Rollover Options as set forth in Schedule I upon the surrender of such certificate or agreement in accordance with this Section 2.01(f).

          (iii) Each of the Company and the Surviving Corporation, as the case may be, covenants that prior to the Effective Time it will use all commercially reasonable efforts to take all actions necessary to provide that the cancellation and cash-out and/or rollover of Company Stock Options pursuant to this Section 2.01(f) will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act (as defined in Section 3.07(a) hereof).

          (iv) The Company shall use all commercially reasonable efforts to obtain all necessary consents, waivers or releases from holders of Company Stock Options and shall take such action as may be reasonably necessary to give effect to, and accomplish, the transactions contemplated by this
     Section 2.01(f); provided, however, that in no event shall this Section 2.01(f)(iv) require the Company to pay any consideration to the holders of the Company Stock Options to obtain such consents, waivers or releases.

          (v) Except as otherwise provided herein or agreed to by the parties, the Company Option Plans shall terminate effective as of the Effective Time and the Company shall use all commercially reasonable efforts to cause the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary to be canceled as of the Effective Time.

          (g) Company Warrants. As part of the Transactions, the Company and theSurviving Corporation shall cause any outstanding warrants to purchase Company Common Stock ("Company Warrants") granted pursuant to the Common Stock Purchase Warrant dated August 30, 1995 held by Allied Capital Corporation and the Common Stock Purchase Warrant dated June 30, 1998 held by Allied Capital Corporation to be treated as follows:

          (i) At the Effective Time, all then outstanding Company Warrants shall be canceled and in lieu thereof, each holder of Company Warrants shall receive from the Surviving Corporation, an amount in cash (if any) equal to the product of (i) the excess, if any, of the per share Merger Consideration over the per share exercise price of such Company Warrant and
     (ii) the number of shares of Company Common Stock subject to such Company Warrant exercisable as of the Effective Time, net of any applicable withholding taxes (the "Warrant Consideration").

          (ii) The Company shall use all commercially reasonable efforts to obtain all necessary consents, waivers or releases from holders of Company Warrants and shall take such action as may be reasonably necessary to give effect to, and accomplish, the transactions contemplated by this Section 2.01(g); provided, however, that in no event shall this Section 2.01(g)(ii) require the Company to pay any consideration to the holders of the Company Warrants to obtain such consents, waivers or releases.

          (iii) Except as otherwise provided herein or agreed to by the parties, the Company Warrants shall terminate effective as of the Effective Time.

     SECTION 2.02 Payment for Company Common Stock, Company Preferred Stock Company Stock Options and Company Warrants in the Merger.

          (a) Paying Agent. Prior to the Effective Time, Buyer shall select a bank or trust company in the United States, reasonably acceptable to the Company, to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock and Company Preferred Stock and, at the option of the Surviving Corporation, of the Option Consideration and the Warrant Consideration. Buyer shall take all steps necessary to provide to the Paying Agent at the Effective Time cash necessary to pay for the shares of Company Common Stock and Company Preferred Stock, and, if the Surviving Corporation elects to use the Paying Agent for such payments, for the Company Stock Options and the Company Warrants converted into the right to receive cash pursuant to Section 2.01 hereof (such cash being hereinafter referred to as the "Payment Fund"). If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock and Company Preferred Stock, and, if the Surviving Corporation elects to use the Paying Agent for such payments, for the Company Stock Options and the

Company Warrants shall be entitled under Section 2.01 hereof, the Surviving Corporation shall promptly, but in any event within five (5) business days, deposit in trust additional cash with the Paying Agent sufficient to make all payments required under Section 2.01 hereof, and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

          (b) Payment Procedures for Company Common Stock and Company Preferred Stock. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock (other than holders of Rollover Shares), whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Buyer may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates, other than Rollover Shares, in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock or Company Preferred Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01 hereof, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Buyer that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate, other than those with respect to Rollover Shares, shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock or Company Preferred Stock theretofore represented by such Certificate have been converted pursuant to
Section 2.01(b) hereof. If any holder of shares of Company Common Stock or Company Preferred Stock shall be unable to surrender such holder's Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and, if required by the Paying Agent, an indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

          (c) Buyer and Rollover Procedures. At the Closing, each holder of Buyer Shares (each, a "Buyer Stockholder" and collectively, the "Buyer Stockholders") and each Rollover Stockholder shall surrender the certificate(s) representing the Buyer Shares or the Rollover Shares held by such Buyer Stockholder or Rollover Stockholder and the Surviving Corporation shall issue to each such Buyer Stockholder and Rollover Stockholder a certificate or certificates representing the number of shares of Surviving Corporation Class C Common Stock and Surviving Corporation Class P Common Stock to which such Buyer Stockholder and Rollover Stockholder is entitled pursuant to Sections 2.01(c) and 2.01(d) hereof and Schedule I hereto.

          (d) Procedures for Company Stock Options and Company Warrants. Promptly after the Effective Time, the Surviving Corporation shall or shall cause the Paying Agent to mail to each holder of an option agreement (each, an "Option Agreement") that immediately prior to the Effective Time represented Company Stock Options, whose Company Stock Options were converted into the right to receive Option Consideration pursuant to Section 2.01(f) hereof, such materials and instructions for use in effecting the surrender of such Option Agreement in exchange for Option Consideration. Promptly after the Effective Time, the Surviving Corporation shall or shall cause the Paying Agent to mail to each holder of a Company Warrant that was converted into the right to receive Warrant Consideration pursuant to Section 2.01(g) hereof, such materials and instructions for use in effecting the surrender of such Company Warrant in exchange for Warrant Consideration. Upon surrender of an Option Agreement to the Paying Agent or the Surviving Corporation, as the case may be, together with such other documents as may reasonably be required by the Paying Agent or the Surviving Corporation, the holder of such Option Agreement shall be entitled to receive in exchange therefor the amount of cash into which the Company Stock Options theretofore represented by such Option Agreement shall have been converted pursuant to Section 2.01(f). Upon surrender of a Company Warrant to the Paying Agent or the Surviving Corporation, as the case may be, together with such other documents as may reasonably be required by the Paying Agent or the Surviving Corporation, the holder of such Company Warrant shall be entitled to receive in exchange therefor the amount of cash into which the Company Warrant shall have been converted pursuant to Section 2.01(g) hereof. Until surrendered as contemplated by this Section 2.02(d), each Option Agreement and Company Warrant shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Company Options theretofore represented by such Option Agreement shall have been converted pursuant to Section 2.01(f) hereof or into which the Company Warrant shall have been converted pursuant to Section 2.01(g) hereof. If any holder of Company Stock Options or Company Warrants shall be unable to surrender such holder's Option Agreement or Company Warrant because such Option Agreement or Company Warrant has been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. No interest shall be paid or accrue on the cash payable upon surrender of any Option Agreement or Company Warrant.

          (e) No Further Ownership Rights in Company Common Stock, Company Preferred Stock, Rollover Shares, Company Stock Options or Company Warrants. The Merger Consideration, Option Consideration and Warrant Consideration paid in accordance with the terms of this Article II and the exchange of Rollover Shares for shares of the Surviving Corporation in accordance with the terms of this
Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, Company Preferred Stock, Rollover Shares, Company Stock Options or Company Warrants, and after the Effective Time there shall be no further registration on the stock transfer books of the Surviving Corporation (i) of transfers of shares of Company Common Stock, Company Preferred Stock or Rollover Shares or (ii) of the exercise of Company Stock Options or Company Warrants, in any case that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock or Company Preferred Stock, any Option Agreements formerly representing Company Stock Options or any Company Warrants are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (f) Payment Fund for Appraisal Shares. Any portion of the Payment Fund made available to the Paying Agent pursuant to Section 2.02(a) hereof to pay for shares of Company Common Stock or Company Preferred Stock that become Appraisal Shares shall be returned to the Surviving Corporation upon written demand.

          (g) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Company Common Stock, Company Preferred Stock, Company Stock Options or Company Warrants for nine months after the Effective Time shall be delivered to Buyer or the Surviving Corporation, upon demand, and any holder of Company Common Stock, Company Preferred Stock, Company Stock Options or Company Warrants who has not theretofore complied with this
Article II shall thereafter look only to Surviving Corporation for payment of its claim for Merger Consideration, Option Consideration or Warrant Consideration as the case may be, without interest or dividends thereon.

          (h) No Liability. None of Buyer, the Company, the Surviving Corporation or the Paying Agent, nor any of their respective officers, directors, employees, agents or counsel, shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate, Option Agreement or Company Warrant has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration, Option Consideration or Warrant Consideration in respect of such Certificate, Option Agreement or Company Warrant, as the case may be, would otherwise escheat to or become the property of any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a "Governmental Entity")), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (i) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

          (j) Withholdings. Buyer or the Surviving Corporation, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock, Company Preferred Stock, Company Stock Options or Company Warrants pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Preferred Stock, Company Stock Options or Company Warrants in respect of which such deduction and withholding was made by the Surviving Corporation or Buyer, as the case may be.

          (k)  Adjustments Regarding Dilution.

          (i) In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse split), or stock dividend or stock distribution, made on a pro rata basis to all holders of such class of stock of the entity making such a stock dividend or stock distribution, there is a change in the number of shares of Company Common Stock, Company Preferred Stock, Buyer Class C Common Stock or Buyer Class P Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable into or exercisable for shares of Company Common Stock, Company Preferred Stock, Buyer Class C Common Stock or Buyer Class P Common Stock, then the Merger Consideration, Option Consideration, Warrant Consideration, and the number of shares of Surviving Corporation Class C Common Stock and Surviving Corporation Class P Common Stock into which the Rollover Shares and Buyer Shares are entitled to be converted pursuant to Sections 2.01(c) and 2.01(d) hereof and Schedule I hereto shall all be equitably adjusted to eliminate the effects of such event.

          (ii) In the event that prior to the Effective Time there occurs a "Distribution Date" (as defined in the Company Rights Agreement), (X) the Merger Consideration, Option Consideration and Warrant Consideration shall be equitably adjusted such that the aggregate amounts to be paid in respect of the shares of Company Common Stock and Company Preferred Stock pursuant to Section 2.01(b) hereof and the aggregate amounts to be paid to the holders of Company Stock Options or Company Warrants pursuant to Sections 2.01(f) and (g) shall be equal to the aggregate amounts that would have been payable to all such holders of Company Common Stock, Company Preferred Stock, Company Stock Options and Company Warrants had such Distribution Date not occurred and (Y) the number of shares of Surviving Corporation Class C Common Stock and Surviving Corporation Class P Common Stock into which the Rollover Shares are entitled to be converted pursuant to Sections 2.01(c) and 2.01(d) hereof and Schedule I hereto shall be equitably adjusted to eliminate the effects of such event. In the event there shall be any rights that have separated from the Common Stock or shares of Series A Preferred Stock outstanding as a result of a Distribution Date, the provisions of Section 2 shall be deemed to be amended to provide for the pro rata payment to rights or the Series A Preferred Stock holders taking into account this clause (i).

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Buyer that, except as specified in the applicable section of the Disclosure Schedule furnished by the Company to Buyer prior to the execution of this Agreement (the "Company Disclosure Schedule") corresponding to the Sections and subsections set forth below:

     SECTION 3.01 Organization and Qualification; Subsidiaries.

          (a) Except as set forth in Section 3.01(a) of the Company Disclosure Schedule, the Company and each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be organized, existing, in good standing or to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not, or would not reasonably be likely to, prevent or delay the consummation of the Merger. Except as set forth in Section 3.01(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not, or would not reasonably be likely to, prevent or delay the consummation of the Merger.

          (b) Section 3.01(b) of the Company Disclosure Schedule lists each Company Subsidiary and its jurisdiction of organization. All of the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in Section 3.01(b) of the Company Disclosure Schedule, are owned by the Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for its interests in the Company Subsidiaries and except for the ownership of interests set forth in
Section 3.01(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, or have any outstanding contractual obligation to acquire, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any corporation, partnership, joint venture or other business association or entity.

     SECTION 3.02 Certificate of Incorporation and By-Laws. The Company has heretofore provided or made available to Buyer a complete and correct copy of the Company Charter and the Company's By-Laws, as amended to date ("Company By-Laws"). The Company Charter and Company By-Laws are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or Company By-Laws. The Company has provided or made available to Buyer complete copies of the charter, By-Laws or organizational documents of each Company Subsidiary and, except as set forth in Section 3.02 of the Company Disclosure Schedule, no Company Subsidiary is in violation of such documents, except for such violations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not, or would not be reasonably likely to, prevent or delay the consummation of the Merger.

     SECTION 3.03 Capitalization.

          (a) The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, consisting of

(A) 2,484,320 shares of Series A preferred stock, par value $0.001 per share ("Company Series A Preferred Stock"), (B) 2,500,000 shares of Series C preferred stock, par value $0.001 per share ("Company Series C Preferred Stock"), (C) 1,063,830 shares of Series D preferred stock, par value $0.001 per share ("Company Series D Preferred Stock" and collectively with the Company Series A Preferred Stock and the Company Series C Preferred Stock, the "Company Preferred Stock") and (D) 120,000 shares of Series A junior preferred stock, par value $0.001 per share ("Company Series A Junior Preferred Stock" and collectively with the Company Common Stock and the Company Preferred Stock, the "Company Capital Stock"). At the close of business on August 2, 2002 (i) 6,544,953 shares of Company Common Stock were issued and outstanding, (ii) 1,023,694.11 shares of Series A Preferred Stock were issued and outstanding, which shares were convertible into 300,966 shares of Company Common Stock in accordance with the terms of the Company Charter, (iii) 2,499,940 shares of Series C Preferred Stock were issued and outstanding, which shares were convertible into 624,985 shares of Company Common Stock in accordance with the terms of the Company Charter,
(iv) 1,063,830 shares of Series D Preferred Stock were issued and outstanding, which shares were convertible into 265,957.5 shares of Company Common Stock in accordance with the terms of the Company Charter, (v) 230,510 shares of Company Common Stock were held in the Company's treasury, (vi) no shares of Company Preferred Stock were held in the Company's treasury, (vii) 597,737 shares of Company Common Stock were subject to Company Stock Options granted pursuant to the Company Option Plans, (viii) 243,250 shares of Company Common Stock were subject to Scheduled Options, (ix) 840,298 shares of Company Common Stock were subject to outstanding Company Warrants, and (x) 120,000 shares of Company Series A Junior Preferred Stock were reserved for issuance (but not issued and outstanding) in connection with the Company Rights. The Company has made available to Buyer a complete and correct copy of the Company Rights Agreement, as amended to the date of this Agreement.

          (b) Except as set forth above, at the close of business on August 2, 2002 no shares of the Company's capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-Laws or any Company Material Contract (as defined in Section 3.11 hereof) to which the Company is a party or otherwise bound.

          (c) There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company capital stock may vote ("Voting Company Debt").

          (d) Except as set forth above or as set forth in Section 3.03(d) of the Company Disclosure Schedule, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary currently is a party or by which any of them currently is bound (i) obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt; (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, stock appreciation right, stock-based performance unit, commitment, Contract, arrangement or undertaking; or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Capital Stock. Section 3.03(d) of the Company Disclosure Schedule sets forth the total number of outstanding Company Stock Options and the exercise prices thereof, and lists all Company Warrants and the exercise prices thereof. The Company has provided Buyer with a Schedule of all of the Company Stock Options, including the relevant vesting times, exercise prices and exercise periods, and copies of all Company Option Plans and forms of Option Certificates granted thereunder, and copies of all Company Warrants and documents related to the Scheduled Options.

          (e) Except as set forth in Section 3.03(e) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or of any Company Subsidiary, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary other than as provided in the Company Charter. Except as set forth in the Company Charter, the Company Rights Agreement and in Section 3.03(e) of the Company Disclosure Schedule, there are no issued and outstanding shares of Company Capital Stock that are subject to a repurchase or redemption right in favor of the Company.

     SECTION 3.04 Authority Relative to This Agreement.

          (a) The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval (as defined in Section 3.04(c)) with respect to the Merger, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered assuming the due authorization, execution and delivery by Buyer, this Agreement, and this Agreement constitutes its legal, valid and binding obligation (subject to the Company Stockholder Approval with respect to the Merger), enforceable against it in accordance with its terms.

          (b) The Company Board, on August 5, 2002, and the Special Committee, on August 5, 2002, in each case at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement and the Merger, (ii) determining that the terms of the Merger are fair to and in the best interests of the Company and its stockholders (other than the Rollover Stockholders), (iii) determining that the Merger Agreement is fair to the stockholders of the Company (other than the Rollover Stockholders) and (iv) recommending that the Company's stockholders approve this Agreement and directing that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting.

          (c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement by the holders of not less than a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting on an as-converted basis pursuant to the Company Charter), voting together as a single class (the "Company Stockholder Approval").

     SECTION 3.05 No Conflict; Required Filings and Consents.

          (a) Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-Laws or the comparable charter or organizational documents of any Company Subsidiary,
(ii) Company Material Contract (as defined in Section 3.11 hereof) or (iii) subject to the filings and other matters referred to in Section 3.05(b) hereof, any judgment, order, injunction or decree, domestic or foreign, of any Governmental Entity (each a "Judgment"), or Law, applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect or would not, or would not reasonably be likely to, prevent or delay the consummation of the Merger.

          (b) Except as set forth in Section 3.05(b) of the Company Disclosure Schedule, no consent, approval, license, permit, order or authorization (each, a "Consent") of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) if required, compliance with and filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the U.S. Securities and Exchange Commission (the "SEC") of a proxy statement relating to the approval of this Agreement by the Company's stockholders (the "Proxy Statement"), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and filings under the Laws of any foreign jurisdictions, if and to the extent required, and (v) such other items that, individually and in the aggregate, would not and would not reasonably be expected to have a Material Adverse Effect or would not, or would not reasonably be likely to, prevent or delay the consummation of the Merger.

     SECTION 3.06      Permits; Compliance.

          (a) Except (i) as disclosed in Section 3.06(a) of the Company Disclosure Schedule; or (ii) to the extent that the lack of possession of any such Company Permits (as defined below), individually or in the aggregate, would not and would not reasonably be expected to have a Material Adverse Effect or would not, or would not reasonably be likely to, prevent or delay the consummation of the Merger; (A) each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), and (B) no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, overtly threatened.

          (b) Except (i) as disclosed in Section 3.06(b) of the Company Disclosure Schedule; or (ii) to the extent such conflicts, defaults or violations, individually or in the aggregate, would not, and would not reasonably be expected to have a Material Adverse Effect or would not, or would not be reasonably likely to, prevent or delay the consummation of the Merger, neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, any Company Permits.

     SECTION 3.07      SEC Filings; Financial Statements.

          (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since June 30, 2000, including (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special) and
(iv) all Reports on Form 8-K, (v) all other reports or registration statements (collectively, the "Company SEC Reports"). The Company SEC Reports, as well as all forms, reports and documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were, at the time filed, and, in the case of Company SEC Reports filed after the date hereof, will at the time they are filed be prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in each case the published rules and regulations of the SEC thereunder, each as applicable to such Company SEC Reports and (ii) did not as of the time they were filed, and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were and will be made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. To the knowledge of the Company, there is no material unresolved violation of the Exchange Act or the published rules and regulations of the SEC asserted by the SEC with respect to the Company SEC Reports.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with the published rules and regulations of the SEC and United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and each presented at the time they were filed or, in the case of Company SEC Reports filed after the date hereof, will present fairly at the time they are filed, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not expected to be material, individually or in the aggregate). The balance sheet of the Company contained in the Company SEC Reports as of June 30, 2001 is hereinafter referred to as the "Company Balance Sheet".

          (c) The Company has heretofore furnished to Buyer a complete and correct copy of any effective amendments or modifications (which have not yet been filed with the SEC but which are required to be filed) to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

     SECTION 3.08 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in Section 3.08 of the Company Disclosure Schedule, or actions expressly contemplated by this Agreement, from the date of the Company Balance Sheet, the Company has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been:

          (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or that would, or would reasonably be likely to, prevent or delay the consummation of the Merger;

          (ii) any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase or redemption for value by the Company of any Company Capital Stock;

          (iii) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

          (iv) any issuance by the Company or any Company Subsidiary of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for the issuance of any shares of Company Common Stock pursuant to the exercise of any stock options pursuant to the Company Option Plans, the exercise of any Scheduled Options or the exercise of Company Warrants;

          (v) (A) any granting by the Company or any Company Subsidiary to any current or former director, officer or employee of the Company or any Company Subsidiary of any increase in their compensation, except to the extent required under employment agreements in effect as of the date of the Company Balance Sheet, or with respect to employees (other than directors, officers or regional vice presidents) in the ordinary course of business consistent with prior practice and except for Company Stock Options that are reflected as outstanding in clause (vii) of Section 3.03(a) hereof, (B) any granting by the Company or any Company Subsidiary to any current or former director, officer or regional vice president of any increase in severance or termination pay, except as was required under any employment, severance or termination policy, practice or agreements in effect as of the date of the Company Balance Sheet or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director, officer or employee, except for such agreements or amendments with employees (other than directors, officers or regional vice presidents) that were entered into in the ordinary course of business consistent with prior practice;

          (vi) any termination of employment or departure of any officer or regional vice president of the Company or any Company Subsidiary;

          (vii) any entry by the Company or any Company Subsidiary into any commitment or transaction material to the Company and the Company Subsidiaries taken as a whole;

          (viii) any material revaluation by the Company of any material asset (including any writing down of the value of inventory or writing off of notes or accounts receivable);

          (ix) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in U.S. GAAP;

          (x) any elections with respect to Taxes (as defined in Section 3.15 hereof) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund;

          (xi) any occurrence of any action or event described in Section 5.01(b)(i) - (iii), (vi)-(x), (xii), (xiv)-(xv); or

          (xii) any agreement by the Company or any Company Subsidiary to take any of the actions described in this Section 3.08 except as expressly contemplated by this Agreement.

     SECTION 3.09 Absence of Litigation. Except as specifically disclosed in the Filed Company SEC Documents or in Section 3.09 of the Company Disclosure Schedule, (i) there is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, overtly threatened against the Company or any Company

Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign, that, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect, or would, or would be reasonably likely to, prevent or delay the consummation of the Merger (and the Company is not aware of any basis for any such Action); nor (ii) is there any Judgment outstanding against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or that would, or would reasonably be likely to, prevent or delay the consummation of the Merger.

     SECTION 3.10      Employee Benefit Matters.

          (a) Section 3.10(a) of the Company Disclosure Schedule lists each Employee Benefit Plan other than those Employee Benefit Plans set forth in the Company SEC Documents. The Company has delivered or made available to Buyer correct and complete copies of the plan documents and of any summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report (for which annual reports are required), and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

          (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) conforms in all material respects to, and is being administered and operated in material compliance with, the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), the Code, and other applicable Laws.

          (ii) Except as set forth in Section 3.10(a)(ii) of the Company Disclosure Schedule, all required reports and descriptions (including Form 5500 Annual Reports and PBGC-l's) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code
     Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to such Part.

          (iii) Except as set forth in Section 3.10(a)(iii) of the Company Disclosure Schedule, the Company and each Company Subsidiary has made all contributions which are due under each Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

          (iv) Except as set forth in Section 3.10(a)(iv) of the Company Disclosure Schedule, any Employee Benefit Plan that is intended to be qualified under Code Section 401(a) and exempt from tax under Code Section 501(a) has been determined by the Internal Revenue Service to be so qualified or exempt and, to the knowledge of the Company, no reason currently exists for such determination to be revoked.

          (b) No Employee Pension Benefit Plan is, or since July 1, 1996 has been, subject to Title IV of ERISA and none of the Company, the Company Subsidiaries or any member of the Controlled Group of Corporations that includes the Company and the Company Subsidiaries since July 1, 1996 has incurred or has any reason to expect that any of the Company and the Company Subsidiaries will incur, any liability (contingent or otherwise) (or to the knowledge of the Company and the Company Subsidiaries on or prior to July 1, 1996 has incurred any liability (contingent or otherwise) but only to the extent any such liability (contingent or otherwise) continues past June 30, 1996) to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability, contingent or otherwise) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

          (c) There have been no Prohibited Transactions involving any such Employee Benefit Plan that could subject the Company or any Company Subsidiary to any material penalty or material tax imposed under the Code or ERISA. There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Employee Benefit Plan, or by or on behalf of any individual participants or beneficiaries of any Employee Benefit Plan, alleging any breach of fiduciary duty on the part of the Company or any Company Subsidiary under ERISA or any other applicable regulations, or claiming benefits payments other than those made in the ordinary operation of such plans.

          (d) Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has or since January 1, 1996 has had an obligation to contribute to any Multiemployer Plan, and to the knowledge of the Company and the Company Subsidiaries, prior to January 2, 1996, neither the Company nor any Company Subsidiary has become subject to an obligation to contribute to any Multiemployer Plan other than such obligations satisfied prior to July 1, 1996.

          (e) Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, none of the Company and the Company Subsidiaries maintains or since January 1, 1996 has maintained or been required to contribute to any Employee Welfare Benefit Plan (and, to the knowledge of the Company and the Company Subsidiaries, none of the Company and Company Subsidiaries, prior to July 1, 1996 maintained or have been required to contribute to any Employee Welfare Benefit Plan, other than any such plans where the Company and Company Subsidiaries did not have any liability in respect of after June 30, 1996) providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

          (f) No binding promise or commitment to amend or improve any Employee Benefit Plan for the benefit of current or former directors, officers, or employees of the Company or any Company Subsidiary which is not reflected in the documentation provided or made available to Buyer has been made.

          (g) Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, the transactions contemplated by this Agreement shall not alone or upon the occurrence of any additional or subsequent event, result in any payment, of severance or otherwise, or acceleration, vesting or increase in benefits under any Employee Benefit Plan for the benefit of any current or former director, officer, or employee of the Company or any of the Company Subsidiaries.

          (h)   For purposes of this Agreement:

          (i) "Controlled Group of Corporations" has the meaning set forth in Code Section 1563.

          (ii) "Employee Benefit Plan" means any material "employee benefit plan" as defined in Section 3(3) of ERISA and any profit sharing, stock option, stock purchase, equity, stock appreciation, incentive deferred compensation, severance plan, material fringe benefit, material bonus or other material benefit plan (other than any agreements referred to in Section 3.11(a)(i) hereof), sponsored or maintained by the Company or any Company Subsidiary or for which the Company or any Company Subsidiary may have any liability.

          (i) "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

          (ii) "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(l).

          (iii) "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

          (iv)  "PBGC" means the Pension Benefit Guaranty Corporation.

          (v)   "Prohibited Transaction" has the meaning set forth in ERISA
     Section 406 and Code Section 4975.

     SECTION 3.11    Material Contracts.

          (a) Subsections (i) through (viii) of Section 3.11(a) of the Company Disclosure Schedule contain a list of the following types of contracts and agreements (including all amendments thereto) to which the Company or a Company Subsidiary is currently a party, other than those contracts and agreements listed as exhibits in the Company's Form 10-K for the fiscal year ended June 30, 2001 (such contracts, agreements and arrangements as are required to be set forth in Section 3.11(a) of the Company Disclosure Schedule, together with all contracts, agreements and arrangements of the Company or any Company Subsidiary required to be set forth in Section 3.10(a) of the Company Disclosure Schedule or listed or required to be listed as exhibits in the Company's Form 10-K for the fiscal year ended June 30, 2001, being the "Company Material Contracts"):

          (i) all employment, consulting, severance, termination or indemnification agreements between the Company or any Company Subsidiary and any director, officer or regional vice president of the Company or any Company Subsidiary;

          (ii) all contracts, credit agreements, indentures and other similar agreements evidencing outstanding or currently available indebtedness, including guaranties, of more than $500,000 individually to unaffiliated third parties;

          (iii) all agreements under which the Company or any Company Subsidiary has advanced or loaned any funds in excess of $100,000 individually other than to the Company or to any wholly-owned Subsidiary of the Company;

          (iv)  all joint venture or other similar material agreements;

          (v) all real property lease agreements with annual lease payments in excess of $200,000 (exclusive of common area maintenance fees and Taxes) individually and all other lease agreements with annual lease payments in excess of $200,000 individually;

          (vi) agreements that are currently in effect under which the Company has granted any Person registration rights (including demand and piggy-back registration rights), preemptive rights, redemption rights, subscription rights, rights of first refusal, purchase options or call options with respect to the capital stock of the Company or any Company Subsidiary;

          (vii) all written or material oral contracts and agreements with Affiliates of the Company or any Company Subsidiary.

          (b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or would not, or would not reasonably be likely to prevent or delay the consummation of the Merger, (i) each Company Material Contract is a legal, valid and binding agreement enforceable against the Company or Company Subsidiary that is a party thereto and, to the Company's knowledge, the other parties thereto, in accordance with its terms and (ii) neither the Company nor any Company Subsidiary is in violation or default, or has received notice that it is in violation or default, under any Company Material Contract and (iii) to the Company's knowledge no other party is in default under any Company Material Contract. The Company has provided the Buyer with, or made available to the Buyer, copies of all Company Material Contracts.

     SECTION 3.12 Environmental Matters. To the knowledge of the Company, except as described in Section 3.12 of the Company Disclosure Schedule: (a) the Company and the Company Subsidiaries are not in violation of any Environmental Law applicable to any of them; (b) neither the Company nor any of the Company Subsidiaries are liable for any off-site contamination by Hazardous Substances;
(c) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); (d) the Company and the Company Subsidiaries are in compliance in all material respects with their Environmental Permits; and (e) neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Entities or third parties, pursuant to any applicable Environmental Law or Environmental Permit, except in each such case for Section 3.12(a) through (e), for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect or that would not, or would not reasonably be likely to, prevent or delay the consummation of the Merger. To the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or the Company Subsidiaries are contaminated with any Hazardous Substance except for such contamination that has not had and would not reasonably be expected to have a Material Adverse Effect. None of the Company or the Company Subsidiaries has received written notice of a violation of, or any liability under, any Environmental Law (whether with respect to properties presently or previously owned or used). The Company and the Company Subsidiaries have made available to Buyer all material environmental audits, reports and other environmental documents relating to their properties, facilities or operations which are in their possession or control. Neither the Company nor any of the Company Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, handled, or released any substance, or owned or operated its business or any property or facility in a manner that has given or would reasonably be expected to give rise to any Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has arranged for the disposal or treatment or for the transportation for disposal or treatment, of any substance at any off-site location where such arrangement has had or would reasonably be expected to have a Material Adverse Effect.

     SECTION 3.13 Title to Properties; Absence of Liens and Encumbrances. Except as described in Section 3.13(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its respective properties and assets, real, personal and mixed, owned, used or held for use in its business, free and clear of any Liens except (i) statutory liens, security interests, mortgages, charges or encumbrances arising out of operation of law with respect to a liability incurred in the ordinary course of business and which is not delinquent or is not material, (ii) such liens, security interests, mortgages, charges or encumbrances and other imperfections of title as do not materially detract from the value or impair the use of the property subject thereto, provided that there are adequate reserves for any such liens, security interests, mortgages, charges or encumbrances set forth on the face of the Company Balance Sheet to the extent such liens, security interests, mortgages, charges or encumbrances are required to be reserved for in accordance with GAAP, (iii) liens for Taxes not yet subject to penalties for nonpayment of which are being actively contested in good faith by appropriate proceedings, provided that there are adequate reserves for any such liens set forth on the face of the Company Balance Sheet, (iv) mechanics', materialmen's, workmen's, warehousemen's, carrier's repairmen's, landlords' or other like liens and security obligations that are not delinquent or that are not material and (v) as reflected in the financial statements contained in the Filed Company SEC Documents. Except as described in Section 3.13(b) of the Company Disclosure Schedule, the Company neither owns nor leases any real property. The real property listed in Sections 3.13(a) and 3.13(b) of the Company Disclosure Schedule constitutes all of the real property used, leased or occupied by the Company or any Company Subsidiary as of the date hereof.

     SECTION 3.14   Intellectual Property.

          (a)   To the knowledge of the Company, (i) except as set forth in
Section 3.14(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries own or otherwise have the right to use all Intellectual Property necessary for the operation of the

Company's business as presently conducted and (ii) each item of Intellectual Property owned or used by the Company or any Company Subsidiary will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing, in either case except where the inability to own or use such Intellectual Property would not have or would not reasonably be expected to have a Material Adverse Effect and in either case with the exception that no representations or warranties are made with respect to commercial licensed computer software, databases, or systems or to software or databases which were developed solely for the Company and are not material to the Company's operations. Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, the Company is not in receipt of any pending written claims that its use or the use by any Company Subsidiary of the Intellectual Property currently used in operating its properties or carrying on its business as presently conducted infringes any Intellectual Property rights of a third party, and has not made any pending written claims that any third party has infringed the Intellectual Property rights of the Company, except where such claim of infringement would not have or would not reasonably be expected to have a Material Adverse Effect. Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate list of each material patent, registered trademark and service mark, and registered copyright owned by the Company.

          (b) The Company and the Company Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of their material trade secrets and other confidential Intellectual Property. To the knowledge of the Company, since August 1, 2001 (i) there has been no misappropriation or improper disclosure of any material trade secrets or other confidential Intellectual Property of the Company or any Company Subsidiary by any Person, (ii) no employee of the Company or any Company Subsidiary has misappropriated any material trade secrets of any other Person in the course of such performance as an employee, and (iii) no employee of the Company or any Company Subsidiary is in material default or material breach of any term of any provision relating to trade secrets or confidential Intellectual Property in the employment agreements, non-disclosure agreements, or assignment of invention agreements listed in Section 3.11(a)(i) 3-11 of the Company Disclosure Schedule.

    SECTION 3.15   Taxes.

          (a) Each of the Company and the Company Subsidiaries has filed on a timely basis all Tax Returns required to be filed by it. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of the Company and the Company Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full, except for any Taxes being contested in good faith as described in Section 3.15(a) of the Company Disclosure Schedule, to the extent they are reflected as a reserve for current tax liability on the Company Balance Sheet. The Company and the Company Subsidiaries have complied with all requirements for timely extensions to file Tax Returns. No claim has been made in writing by an authority in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that they may be subject to taxation by that jurisdiction. There are no material liens or other encumbrances on any of the assets of any of the Company and the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b) Each of the Company and the Company Subsidiaries has complied in all material respects with all reporting requirements and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) There is no ongoing dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes of the Company or the Company Subsidiaries either (i) claimed or raised by any authority in writing or
(ii) as to which the Company has knowledge based upon contact with any such authority. Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, (i) none of the federal, state, local, and foreign income Tax Returns filed with respect to the Company and the Company Subsidiaries have been the subject of an audit for any taxable year beginning after December 31, 1998 and
(ii) none are currently the subject of audit or notice of intention to audit. The Company has delivered or made available to Buyer correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Company Subsidiaries for the last three taxable years.

          (d) None of the Company or any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains outstanding.

          (e) Since December 31, 1998, none of the Company or any of the Company Subsidiaries is or has been a party to any Tax allocation or sharing agreement or a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group the common parent of which is the Company). The Company does not have any Liability for the Taxes of any Person other than the Company and the Company Subsidiaries under Treas. Reg.
Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

          (f) None of the Company or any of the Company Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Company and the Company Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (each a "Contract") that as a result of either prior transactions or the Merger could obligate it to make any payments that will not be deductible under Code Sections 162(m) or 280G or that will be subject to an excise tax under Code Section 4999.

          (g) None of the Company or any of the Company Subsidiaries has been a "distributing corporation" or a "controlled corporation" in connection with a distribution that the parties involved treated as described in Section 355 of the Code within the past two years.

          (h) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings that have continuing effect have been entered into or issued by any taxing authority with or in respect of the Company or any Company Subsidiary.

          (i) To the Company's knowledge, the unpaid Taxes of the Company and the Company Subsidiaries (1) did not, as of June 30, 2001, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (2) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns.

          (j)   For the purposes of this Agreement:

          (i) "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign Law.

          (ii) "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          (iii) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     SECTION 3.16 Insurance. Section 3.16 of the Company Disclosure Schedule sets forth a complete and accurate list of all material insurance policies in force naming the Company, or, to the Company's knowledge, any Company Subsidiary or directors or executive officers thereof as a loss payee, for which the Company or, to the Company's knowledge, any Company Subsidiary has paid or is obligated to pay all or part of the premiums. Except as set forth on Section
3.16 of the Company Disclosure Schedule neither the Company nor any Company Subsidiary has received written notice of any pending or overtly threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and to the Company's knowledge, each of the Company and the Company Subsidiaries is in compliance with all material conditions contained therein.

     SECTION 3.17   State Takeover Statutes; Company Rights Agreement.

          (a) The Company has taken such actions, if any, as it reasonably determined necessary for the consummation of the Transactions under Section 203 of the DGCL and to permit Buyer, Gryphon Partners II, L.P., Cadigan Investment Partners, Inc., the Rollover Stockholders and their respective spouses, associates, affiliates and subsidiaries, or any combination thereof, to become "interested stockholders" (within the meaning of Section 203 of the DGCL), in connection with developing agreements, arrangements or understandings among themselves relating to the participation of all or any of them in the Transactions and by taking any and all actions relating to the consummation of, and by consummating, the Transactions.

          (b) Except for the Company Rights Agreement, neither the Company nor any of the Company Subsidiaries is a party to any "stockholder rights" plan or any similar anti-takeover plan or device. The Company and the Company Board have taken all action necessary to (i) render the Company Rights inapplicable to this Agreement and the transactions contemplated hereby and (ii) ensure that (A) neither Buyer nor any of its stockholders, Affiliates or associates, or any Rollover Stockholders is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of this Agreement or the Merger, (B) a "Distribution Date" (as defined in the Company Rights Agreement) shall not occur by reason of this Agreement or the Merger and (C) the Company Rights shall expire immediately prior to the Effective Time.

     SECTION 3.18 Compliance with Applicable Laws. Except as disclosed in the Filed Company SEC Documents or in Section 3.18 of the Company Disclosure Schedule, to the Company's knowledge the Company and the Company Subsidiaries are in compliance with all Laws applicable to the Company or the Company Subsidiaries or by which any property or asset of the Company or any Company Subsidiary is bound or affected, including those relating to labor and employment, occupational health and safety and the environment, except where such noncompliance would not and would not reasonably be expected to have a Material Adverse Effect or would not, or would not reasonably be likely to, delay the consummation of the Merger. Except as set forth in the Filed Company SEC Documents or in Section 3.20 of the Company Disclosure Schedule, to the Company's knowledge neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law, which failure to be in compliance remains uncured.

     SECTION 3.19 School Licenses. Except as set forth in Section 3.19 of the Company Disclosure Schedule, to the Company's knowledge, the Company and each of the Company Subsidiaries possess and are in compliance with all school licenses necessary to operate its facilities and conduct its business and have not received any written notices from any Governmental Entity of violations with respect to any such school licenses that remain uncured, except where the failure to possess or be in compliance with any such school licenses, individually or in the aggregate, has not had, or would not reasonably be expected to have a Material Adverse Effect or would not, or would not be reasonably likely to, prevent or delay the consummation of the Merger.

     SECTION 3.20 Opinion of Financial Advisor. The Company has received the written opinion of Legg Mason dated the date of this Agreement to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the holders of Company Common Stock and Company Preferred Stock, other than holders of Rollover Shares, is fair to such holders from a financial point of view, and a copy of the signed opinion has been provided to Buyer.

     SECTION 3.21 Brokers. No broker, investment banker, financial advisor or other Person, other than Legg Mason, financial advisor to the Special Committee, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has delivered to Buyer a complete and accurate copy of all agreements pursuant to which Legg

Mason is entitled to any fees and expenses payable directly or indirectly by the Company in connection with any of the transactions contemplated by this Agreement.

     SECTION 3.22 Fee and Expense Estimate. Section 3.22 of the Company Disclosure Schedule sets forth a list of the fees and expenses, estimated in good faith as of the date of this Agreement, incurred and to be incurred by the Company and any of the Company Subsidiaries in connection with the transactions contemplated hereby (including without limitation the fees and expenses of Legg Mason and of the Company's legal counsel and accountants) and noting which fees and expenses, if any, have been paid as of the date hereof or accrued as of the date hereof.

     SECTION 3.23 Employees. To the knowledge of the Company, no officer or regional vice president has any plans to terminate employment with the Company or any Company Subsidiaries. The Company and the Company Subsidiaries have not experienced any labor disputes or work stoppages due to labor disagreements. The Company and the Company Subsidiaries are not, nor have any of them ever been, a party to any collective bargaining agreements and to the knowledge of the Company none of the Company or any of the Company Subsidiaries has been the subject of any organizational activity.

     SECTION 3.24 Transactions with Affiliates. Except as set forth in the Filed Company SEC Documents, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.24 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an "affiliate" (as the term is used in Rule 144 under the Securities Act), of the Company as of the date of this Agreement.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrant to the Company that:

     SECTION 4.01 Organization and Qualification; Subsidiaries. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be organized, existing, in good standing or to have such power, authority or governmental approvals would not reasonably be expected to prevent or materially delay the ability of Buyer to consummate the transactions contemplated hereby (a "Buyer Material Adverse Effect"). Buyer is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be likely to have a Buyer Material Adverse Effect.

     SECTION 4.02 Ownership of Buyer; No Prior Activities. Buyer was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Buyer (i) has not conducted, and will not prior to the Effective Time conduct, any business and (ii) has no, and prior to the Effective Time will have no, assets or liabilities, except, in either case, in connection with the Transactions. No shares of Company Common Stock or Company Preferred Stock are held by Buyer or any subsidiary or Affiliates of Buyer. As of the date hereof, the authorized capital stock of Buyer, consists of 3,000 shares of common stock, par value $0.01 per share, 1,000 of which have been validly issued, are fully paid and nonassessable. All of the issued and outstanding capital stock of Buyer is owned by Gryphon Partners II, L.P.

     SECTION 4.03 Authority Relative to this Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. Buyer has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

     SECTION 4.04   No Conflict; Required Filings and Consents.

          (a) The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Buyer under, any provision of (i) its charter, by-laws or other organizational documents, (ii) any Contract to which Buyer is a party or by which any of its respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Buyer or any of its subsidiaries or respective properties or assets, other than, in the case of clauses (ii) and
(iii) above, any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

          (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) if required, compliance with and filing of a pre-merger notification report under the HSR Act, (ii) the filing with the SEC of such reports under
Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Buyer is qualified to do business, (iv) compliance with and filings under the Laws of any foreign jurisdictions, if and to the extent required, and
(v) such other items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

     SECTION 4.05 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

     SECTION 4.06 Financing. Buyer has provided the Company with a commitment letter from (i) BNP Paribas, dated as of the date hereof, (ii) Gryphon Partners II, L.P., dated as of the date hereof and (iii) Cadigan Investment Partners, Inc., dated as of the date hereof (the "Commitment Letters" and the financing to be provided thereunder, the "Financing"). The obligations to fund the commitments under the Commitment Letters are not subject to any condition other than as set forth in the Commitment Letters. Buyer is not aware of any fact or occurrence existing on the date of this Agreement that makes any of the assumptions or statements set forth in the Commitment Letters inaccurate or that causes the Commitment Letters to be ineffective or that precludes the satisfaction of the conditions set forth in the Commitment Letters. The Commitment Letters have been duly executed by Buyer and, to the knowledge of Buyer, all other parties thereto, and are in full force and effect as of the date hereof. All commitment and other fees required to be paid under the Commitment Letters on or prior to the date hereof have been paid.

     SECTION 4.07 Absence of Litigation. There is no Action pending or, to the knowledge of Parent or Buyer, overtly threatened against Parent or Buyer, before any court, arbitrator or Governmental Entity, domestic or foreign, that would, or would reasonably be likely to, prevent or delay the consummation of the Merger (and neither Parent nor Buyer is aware of any basis for any such Action), nor (ii) is there any Judgment outstanding against either Parent or Buyer that would, or would reasonably be likely to, prevent or delay the consummation of the Merger.

     SECTION 4.08 No Agreements or Understandings to Sell Assets or Stock. As of the date of this Agreement, neither Parent nor Buyer is a party to any agreement, arrangement or understanding to sell all or substantially all of the assets of the Surviving Corporation after the Closing or to sell more than 20% of the stock of the Surviving Corporation to be owned by Parent and the Rollover Stockholders.

                                    ARTICLE V
                    CONDUCT OF BUSINESSES PENDING THE MERGER

     SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as specifically contemplated by any other provision of this Agreement, unless Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld (provided, that for purposes of this Section 5.01 only, any assessment as to the unreasonableness of any decision of Buyer to withhold consent shall be made with reference to the perspective of a similarly-situated buyer):

          (a) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

          (b) the Company shall use all commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, students, suppliers, licensors, licensees and other Persons with which the Company or any Company Subsidiary has significant business relations.

By way of amplification and not limitation, except (x) as contemplated by this Agreement, (y) for transfers of cash among the Company and the Company Subsidiaries pursuant to the Company's existing cash management policies or (z) as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Buyer which consent shall not be unreasonably withheld (provided, that for purposes of this Section 5.01 only, any assessment as to the unreasonableness of any decision of Buyer to withhold consent shall be made with reference to the perspective of a similarly-situated buyer):

          (i) amend or change its Certificate of Incorporation or By-Laws or equivalent organizational documents;

          (ii) transfer, issue, sell, pledge, lease, license, dispose, grant, encumber, or authorize for transfer, issuance, sale, pledge, lease, license, disposition, grant or encumbrance (whether to a third party or any Affiliate) any shares of its stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except (a) for the issuance of shares of Company Common Stock pursuant to the Company Stock Options or Company Warrants outstanding on the date of this Agreement, or (b) the conversion of shares of Company Preferred Stock into Company Common Stock in accordance with the terms of the Company Charter);

          (iii) except with respect to trademarks in the ordinary course of business and consistent with past practice, (a) grant any license in respect of any Intellectual Property of the Company or any Company Subsidiary, (b) develop any Intellectual Property jointly with any third party, or (c) disclose any confidential Intellectual Property of the Company or any Company Subsidiary other than in the ordinary course of business and consistent with past practice unless such Intellectual Property is subject to a confidentiality agreement protecting against any further disclosure;

          (iv) authorize, declare or set aside any dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of its stock other than the payment of dividends required to be paid to holders of Company Preferred Stock;

          (v) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its stock or issue or authorize the issuance of any other securities in respect of, or in lieu of or in substitution for shares of its capital stock;

          (vi) acquire or agree to acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets thereof for a purchase price in excess of $250,000;

          (vii) incur any additional indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any Person (other than its subsidiaries consistent with past practice), or make any loans or advances to any Person (other than its subsidiaries and employees consistent with past practice (provided that such loans or advances to employees do not exceed $50,000 in the aggregate)), except for indebtedness under the Company's existing Loan and Security Agreement dated as of March 9, 1999 between the Company, the Company Subsidiaries, Fleet National Bank (in its capacity as Agent) and the other financial institutions signatory thereto, as amended and in effect, incurred in the ordinary course of business and consistent with past practice and for other indebtedness with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $150,000;

          (viii) enter into any contract or agreement requiring the payment, or receipt of payment, of consideration in excess of $100,000 individually or $500,000 in the aggregate, or modify, amend, renew, waive any material provision of, or terminate any existing Company Material Contract, other than in the ordinary course of business consistent with past practice;

          (ix) make or authorize any capital expenditures, other than as set forth in Section 5.01(ix) of the Company Disclosure Schedule;

          (x) waive any stock repurchase or acceleration rights, amend or change the terms of any options, warrants, or restricted stock, or reprice options granted under any Company Option Plan or warrants or, except pursuant to the terms of Company Options or Company Warrants outstanding as of the date hereof with respect to fractional shares, authorize cash payments in exchange for any options granted under any Company Option Plans, any Scheduled Options, or Company Warrants;

          (xi) (a) increase the compensation payable or to become payable to the Company's or any Company Subsidiary's officers or employees, except for increases in salaries or wages accordance with past practices and consistent with current budgets, as disclosed in Section 5.01(xi) of the Company Disclosure Schedule, (b) grant or amend any rights to severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary (other than the entering into of employment agreements with new employees of the Company (other than new officers or directors) in accordance with the Company's past practice and existing policies) or (c) forgive any indebtedness of any employee of the Company or any Company Subsidiary;

          (xii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $300,000 in the aggregate (not including any amounts covered by insurance not resulting in an increase in the premium under such insurance), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, or cancel any indebtedness in excess of $50,000 in the aggregate or waive any claims or rights of substantial value, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

          (xiii) make or revoke any Tax elections, adopt or change any method of Tax accounting, request any ruling or similar determination, enter into any closing agreement or settle any Tax liabilities or take any action (including communications with a Governmental Entity) with respect to the computation of Taxes or the preparation of a Tax Return that is inconsistent with past practice;

          (xiv) take any action, other than as required by U.S. GAAP or by the SEC, with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

          (xv) establish, adopt, enter into or amend any collective bargaining agreement or Employee Benefit Plan other than in the ordinary course of business consistent with prior practice and except as would not result in any material increase in the amounts payable by the Company or any Company Subsidiary thereunder, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Employee Benefit Plan; or

          (xvi) agree in writing or otherwise to take any of the actions described in clauses (i) through (xv) above.

     SECTION 5.02 Notification of Certain Matters. Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to Buyer, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (A) any representation or warranty contained in this Agreement made by such Person to be untrue or inaccurate or (B) any covenant, condition or agreement contained in this Agreement applicable to such Person not to be complied with or satisfied and (ii) any failure of Buyer or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.02 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

     SECTION 6.01   Preparation of Proxy Statement; Stockholders Meeting.

          (a) The Company shall, as soon as practicable following the date of execution of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form (provided that Buyer, and its counsel shall be given reasonable opportunity to review and comment on the Proxy Statement and any amendments thereto prior to its filing with the SEC), and each of the Company and Buyer shall use all commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company

Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall use all commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC. Subject to Section 6.01(d) hereof, unless the Company shall have terminated this Agreement pursuant to Section 8.01(h) the Proxy Statement shall contain the recommendation of the Company Board that the stockholders of the Company vote to adopt and approve this Agreement and the Merger. If requested to do so by Buyer at any time prior to the Company Stockholders Meeting (as defined in Section 6.01(b)) and subject to compliance with applicable Laws, if there shall have been publicly announced an alternative Acquisition Proposal, the Company Board shall within a reasonable period of time following such request, but in no event more than ten business days after such request (and, in any event, prior to the Company Stockholders Meeting) publicly reaffirm such recommendation and/or shall publicly announce that it is not recommending that the stockholders of the Company accept an alternative Acquisition Proposal; provided, however, that if the Company shall fail to reaffirm such recommendation and/or fail to publicly announce that it is not recommending that the stockholders of the Company accept an alternative Acquisition Proposal within such ten business day period following such request, Buyer shall have no more than 30 days to elect to exercise its rights pursuant to Section 8.01(d)(v); provided, further, that the failure of Buyer to exercise its rights pursuant to Section 8.01(d)(v) in one instance shall not be deemed to constitute a waiver of such rights in any other instance.

          (b) The Company shall, as soon as reasonably practicable following the date of execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval. Subject to Section 6.01(d) hereof, unless the Company shall have terminated this Agreement pursuant to
Section 8.01(h), the Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

          (c) Buyer shall cause any and all shares of Company Common Stock or Company Preferred Stock owned by Buyer, to be voted in favor of the approval of this Agreement.

          (d) Nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation that the stockholders of the Company vote to adopt and approve this Agreement and the Merger if the Company Board determines in good faith (after consultation with legal counsel) that the failure to take such action would reasonably be expected to constitute a breach by the Company Board of its fiduciary duties to the Company's stockholders under applicable Law. Unless this Agreement shall have been terminated in accordance with its terms, nothing contained in this Section 6.01(d) shall limit the Company's obligation to convene and hold the Company Stockholders Meeting (regardless of whether the Company Board's recommendation shall have been withheld, withdrawn, amended or modified).

          (e) None of the information supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement or a Statement on Schedule 13E-3 ("Schedule 13E-3") shall, at (i) the time filed with the SEC, in the case of the Schedule 13E-3, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, in the case of the Proxy Statement, (iii) the time of Company's Stockholders' Meetings, in the case of each of the Schedule 13E-3 and the Proxy Statement, in each case as then amended or supplemented, and (iv) the Effective Time, in the case of each of the Schedule 13E-3 and the Proxy Statement, in each case as then amended or supplemented, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Buyer, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement or Schedule 13E-3 should be discovered by Buyer, Buyer shall promptly inform the Company thereof. All documents that Buyer is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (f) None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or a Schedule 13E-3 shall, at (i) the time filed with the SEC, in the case of the Schedule 13E-3, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, in the case of the Proxy Statement, (iii) the time of Company's Stockholders' Meetings, in the case of each of the Schedule 13E-3 and the Proxy Statement, in each case as then amended or supplemented, and (iv) the Effective Time, in the case of each of the
Schedule 13E-3 and the Proxy Statement, in each case as then amended or supplemented, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement or Schedule 13E-3 should be discovered by the Company, the Company shall promptly inform Buyer. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     SECTION 6.02 Access to Information; Confidentiality. The Company shall, and shall cause each Company Subsidiary to afford to Buyer, and to Buyer's officers, employees, accountants, counsel, financial advisors, financing sources and other representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, promptly make available to Buyer such information concerning its business, properties, assets, customers, consultants and personnel as Buyer may reasonably request. The Company hereby consents, and shall cause each Company Subsidiary to consent, to Buyer and Buyer's officers, employees, accountants, counsel, financial advisors, financing sources and other representatives contacting, in a reasonable fashion, real estate developers and landlords of the Company and such Company Subsidiary and will, upon reasonable notice from Buyer, request such real estate developers and landlords to cooperate during normal business hours during the period prior to the Effective Time with any reasonable requests made by or on behalf of Buyer. Subject to the requirements of Law, Buyer shall, and shall cause its officers, employees, agents, consultants and affiliates to, hold all information obtained pursuant to this Agreement in confidence under the Buyer Confidentiality Agreement, and in the event of termination of this Agreement for any reason, Buyer shall promptly comply with its obligations under the Buyer Confidentiality Agreement.

      SECTION 6.03 No Solicitation of Transactions.

           (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement in accordance with Section 8.01 hereof, except as provided in clause (b) below, the Company shall not, and shall not permit any of the Company Subsidiaries to directly or indirectly, initiate, solicit, negotiate, encourage or provide nonpublic confidential information to facilitate, and the Company shall, and shall use its reasonable best efforts to cause any officer, director or employee of the Company, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of the Company Subsidiaries, not to directly or indirectly initiate, solicit, negotiate, encourage or provide nonpublic or confidential information to facilitate, any proposal or offer to acquire any part of the business or properties of the Company constituting 30% or more of the net revenues, net income or the assets of the Company or more than 30% of the capital stock of the Company (including any capital stock then owned by the Person or group making such offer or proposal), whether by merger, consolidation, recapitalization, purchase of assets, tender offer or otherwise and whether for cash, securities or any other consideration or combination thereof (any such transaction being referred to herein as an "Acquisition Transaction"). The Company immediately shall cease and cause to be terminated all activities, discussions or negotiations with any parties with respect to any Acquisition Proposal as defined below.

           (b) Notwithstanding the provisions of clause (a) above, the Company Board or the Special Committee may:

           (i) furnish information to any Person in response to an unsolicited written bona fide offer or proposal with respect to an Acquisition Transaction (an "Acquisition Proposal") if, and only to the extent that
      (I) the Company Board or the Special Committee determines, in good faith and after consultation with its independent financial advisor and legal counsel, that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal (as hereinafter defined); (II) prior to furnishing such information to such Person, the Company provides written notice to Buyer to the effect that it is furnishing such information to such Person (which notice shall be in compliance with clause (c) of this Section 6.03); and (III) the Company Board or the Special Committee receives, prior to furnishing any such information to such Person, an executed confidentiality agreement (a "Confidentiality Agreement") which does not contain exclusivity provisions which would prevent the Company from complying with its obligations hereunder and which is substantially similar to the confidentiality agreement between the Company and Cadigan Investment Partners dated November, 2001 (the "Buyer Confidentiality Agreement").

           (ii) engage in discussions or negotiations with any Person in response to an Acquisition Proposal if, and only to the extent that (I) the Company Board or the Special Committee determines, in good faith and after consultation with its independent financial advisor and legal counsel, that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal (as hereinafter defined); (II) the Company Board or the Special Committee determines in good faith (after consultation with legal counsel) that the failure to engage in discussions or negotiations with such person could reasonably be expected to constitute a breach by the Company Board or the Special Committee of its fiduciary duties to the Company's stockholders under applicable Law; (III) prior to engaging in discussions or negotiations with such Person, the Company provides written notice to Buyer to the effect that it is engaging in discussions or negotiations with such Person (which notice shall be in compliance with clause (c) of this Section 6.03 and shall identify the material terms of the proposal (if different from any notice previously provided)); and (IV) if not previously obtained, the Company Board or the Special Committee receives, prior to engaging in discussions or negotiations with such Person, a Confidentiality Agreement.

           (iii) (A) approve, recommend, or propose to approve or recommend any Acquisition Proposal, (B) cause the Company to accept any Acquisition Proposal and/or (C) enter into any letter of intent, acquisition agreement or other similar agreement or arrangement to consummate an Acquisition Proposal, if and only to the extent that (I) the Company Board or the Special Committee determines, in good faith and after consultation with its independent financial advisor and legal counsel, that such Acquisition Proposal would constitute a Superior Proposal (as hereinafter defined);
      (II) the Company Board or the Special Committee determines in good faith (after consultation with legal counsel) that the failure to take such action would reasonably be expected to constitute a breach by the Company Board or the Special Committee of its fiduciary duties to the Company's stockholders under applicable Law; and (III) prior to taking such action, the Company complies with the requirements contained in clause (c) of this
      Section 6.03.

For purposes of this Agreement, "Superior Proposal" shall mean a bona fide Acquisition Proposal made by a third party (A) that the Company Board or the Special Committee determines in its good faith judgment (after consultation with its financial advisor) to be more favorable to the Company's stockholders (other than the Rollover Stockholders) from a financial point of view than the Merger (after taking into account any adjustment to the terms of this Agreement and the transactions contemplated hereby proposed by Buyer in response to such Acquisition Proposal), (B) that is expected to result in the acquiring person or group and any of its or their respective Affiliates owning more than eighty-five percent of the outstanding shares of Company Common Stock and Company Preferred Stock (including any capital stock of the Company then owned by such person or group) or substantially all of the assets of the Company, and (C) that the Company Board or the Special Committee determines in its good faith judgment is reasonably likely to be consummated, taking into account all legal and regulatory aspects of the proposal and all contingencies (including, without limitation, any financing contingencies) of the proposal. The Company's Board of Directors may take and disclose to the Company's stockholders a position required by Rule 14e-2 under the Exchange Act. It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph
(a) of this Section 6.03.

           (c) The Company shall notify Buyer orally within one business day and in writing within two business days after receipt of any Acquisition Proposal, indication of interest or request for nonpublic information relating to the Company or a Company Subsidiary in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Company Subsidiary by any Person or group that informs the Board of Directors of the Company or such Company Subsidiary or the Special Committee that it is considering making, or has made, an Acquisition Proposal. Such notice to Buyer shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall use its reasonable efforts to keep Buyer informed of the status and details (including any change to the terms thereof) of any such Acquisition Proposal. In addition, in the event the Company intends to take any actions set forth in clause
(b)(iii) of this Section 6.03 in connection with a Superior Proposal, the Company will notify Buyer in writing at least three business days prior to taking such action, which notice will identify and detail the proposed terms of such Superior Proposal. The Company may only take any action set forth in clause
(b)(iii) of this Section 6.03 with respect to such Superior Proposal if (a) the proposal continues to be a Superior Proposal in light of any improved transaction proposed by Buyer prior to the expiration of the three business day period and (b) the Company terminates the agreement in accordance with Section 8.01(h) of this Agreement and complies with Section 8.03(b) of this Agreement.

      SECTION 6.04 Directors' and Officers' Indemnification and Insurance.

           (a) Buyer shall, to the fullest extent permitted by Law, cause the Surviving Corporation (from and after the Effective Time) to honor all of the Company's obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and the Company Subsidiaries against all losses, claims, damages or liabilities arising out of acts or omissions by any such directors and officers occurring prior to the Effective Time to the maximum extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-Laws, the contractual obligations set forth on Schedule 6.04 or the DGCL and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-Laws, any such contractual obligations and the DGCL from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. In the event a current or former director or officer of the Company or any of its subsidiaries is entitled to indemnification under this Section 6.04(a), such director or officer shall be entitled to reimbursement from the Surviving Corporation for reasonable attorney's fees and expenses incurred by such director or officer in pursuing such indemnification, including payment of such fees and expenses by the Surviving Corporation in advance of the final disposition of such action upon receipt of an undertaking by such current or former director or officer to repay such payment unless it shall be adjudicated that such current or former director or officer was entitled to such payment.

           (b) The Company shall maintain, through the Effective Time, the Company's existing directors' and officers' insurance in full force and effect without reduction of coverage. From and after the Effective Time and for a period of six years after the Effective Time, Buyer shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Buyer may substitute therefore policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insureds) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Buyer shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Buyer shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Buyer that the last annual premium paid prior to the date of this Agreement was $66,183.

           (c) The Certificate of Incorporation or By-Laws of the Surviving Corporation shall contain the provisions that are set forth, as of the date of this Agreement, in Article 4 of the By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees or other agents of the Company (and during such period the Certificate of Incorporation of the Surviving Corporation shall not be amended, repealed or otherwise modified in any manner that would have the effect of so amending, repealing or otherwise modifying any such provisions of the By-Laws).

           (d) If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and the continuing or surviving entity does not assume the obligations of the Surviving Corporation set forth in this Section 6.04, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume, as a matter of Law or otherwise, the obligations set forth in this Section 6.04.

     SECTION 6.05 Further Action; Consents; Filings.

           (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including without limitation (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and
(iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to carry out fully the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall, at the request of Buyer: (i) take all action within its power reasonably requested by Buyer as necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the transactions contemplated hereby, take all action within its power (unless the taking of such action would reasonably be expected to be a breach of its fiduciary obligations to the Company's stockholders), reasonably requested by Buyer as necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the transactions contemplated hereby. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets.

           (b) Buyer and the Company shall file as soon as practicable after the date of this Agreement any required notifications under the HSR Act and shall respond as promptly as practicable to all inquiries or requests that may be made pursuant to the HSR Act for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding.

      SECTION 6.06 Public Announcements. Buyer, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements (including any filings with any federal or state governmental or regulatory agency or with the NASDAQ National Market) with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law (including foreign regulations relating to competition), court process or by obligations pursuant to any listing agreement with any national securities exchange.

      SECTION 6.07 Certain Employee Benefits Matters. For a period of one year following the Effective Time and effective upon the Merger, Buyer shall, or shall cause the Surviving Company to, provide medical, 401(k), life and disability benefits and cash compensation to Surviving Company employees (except to the extent that any such employee is party to a contract covered by Section 3.11(a)(i) that governs such compensation and benefits) that, in the aggregate, are comparable to the medical, 401(k), life and disability benefits and cash compensation (other than employee benefit plans, programs, contracts or arrangements providing for stock options, stock purchase rights, restricted stock, phantom stock or other stock-based compensation) customarily provided to the similarly situated employees of comparable companies engaged in for-profit businesses substantially similar to that of the Company and the Company Subsidiaries.

     SECTION 6.08 Rights Agreement. The Company Board has taken all action in order to render the Company Rights inapplicable to the transactions contemplated hereby (including, without limitation, the execution and delivery of the Voting Agreements set forth in Exhibit 1 hereto). Except as approved in writing by Buyer, the Company Board shall not (i) authorize, approve or effectuate any amendment to the Company Rights Agreement, (ii) authorize, approve or effectuate any redemption of the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement, in each case to permit or facilitate the consummation of any Acquisition Proposal unless this Agreement has been terminated in accordance with the terms and conditions set forth herein.

     SECTION 6.09 Stockholder Litigation. The Company shall give Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement or the transactions contemplated hereby; provided, however, that Buyer shall have the right to prevent the Company from entering into any such settlement without Buyer's consent, which consent shall not be unreasonably withheld or delayed.

     SECTION 6.10 Solvency. Buyer shall deliver to the Company a certificate from the Chief Financial Officer of the Surviving Corporation, dated as of the Closing Date, to the effect that, immediately after the Effective Time and after giving effect to the Merger, the Financing and the other transactions contemplated in connection therewith (and any changes in the Surviving Corporation's assets and liabilities as a result thereof) the Surviving
Corporation: (i) will be solvent (i.e., in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will not have unreasonably small capital with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

     SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company and Buyer to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

           (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

           (b) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, injunction, executive order or award (an "Order") that is then in effect or pending and has, or would have, the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

           (c) Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any foreign regulations, if any, shall have expired or been terminated or obtained.

           (d) Consents and Authorizations from Governmental Entities. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained and made with all Governmental Entities.

           (e) Actions. No Action shall have been brought and remain pending by any Governmental Entity that seeks to prevent the consummation of the transactions contemplated by this Agreement.

     SECTION 7.02 Conditions to the Obligations of Buyer . The obligations of Buyer to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

           (a)  Representations and Warranties.

           (i) Each of the representations and warranties of the Company contained in Sections 3.03, 3.04, 3.17 and 3.21 of this Agreement (A) that do not have materiality or Material Adverse Effect qualifications shall be true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date and (B) that have materiality or Material Adverse Effect qualifications shall be true and correct in all respects as of the Closing Date, as though made at and as of the Closing Date, except that those representations and warranties that address matters as of a particular date shall remain true and correct in all respects as of such date; and

           (ii) each of the representations and warranties of the Company contained in this Agreement and not listed in clause (i) above shall be true and correct as of the Closing Date, as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date except where the failure of any of the representations and warranties either at the Closing Date or as of such particular date would not and would not reasonably be expected to have a Material Adverse Effect and would not and would not be reasonably likely to prevent or delay consummation of the Merger, (provided, that for purposes of this Section 7.02(a)(ii) only, any materiality or Material Adverse Effect qualifications to the representations and warranties shall be disregarded).

Buyer shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company as to the satisfaction of the conditions set forth in this Section 7.02(a).

           (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Buyer shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

           (c) Consents. The consents, approvals and authorizations from third parties listed on Schedule 7.02(c) required as a result of the transactions contemplated by this Agreement or the Merger shall have been obtained or Buyer shall be reasonably satisfied that such consents, approvals and authorizations are not required.

           (d) Material Adverse Effect. There shall have been no circumstance, event, occurrence, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect since the date of this Agreement.

           (e) Actions. No Action shall have been brought and remain pending by any Governmental Entity or other Person that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

           (f) Financing. The Financing contemplated in the Commitment Letters shall have been consummated on the terms set forth therein; provided, however, that in the event the Financing contemplated in the Commitment Letters shall not have been consummated on the terms set forth therein, the Buyer shall have used commercially reasonable efforts to obtain financing with no greater cost of capital to the Buyer and other terms no less favorable in the aggregate to the Buyer than the terms contained in the Commitment Letters, in order to consummate the Merger and the transactions contemplated hereby.

           (g) Certified Copies. At the Closing, the Company shall deliver certified copies of (i) the resolutions duly adopted by the Company Board on August 5, 2002 and the Special Committee on August 5, 2002 authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby applicable to it and the Transactions, (ii) Company Charter and Company By-Laws and (iii) the tabulation of the stockholder vote taken at the Stockholders Meeting.

     SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

           (a) Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date except where the failure of any of the representations and warranties either at the Closing Date or as of such particular date would not and would not reasonably be expected to have a Buyer Material Adverse Effect, (provided, that for purposes of this Section 7.03(a) only, any materiality or Buyer Material Adverse Effect qualifications to the representations and warranties shall be disregarded), and the Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Buyer to that effect.

           (b) Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and the Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Buyer to that effect.

           (c) Certified Copies. At the Closing, Buyer shall deliver certified copies of (i) the resolutions duly adopted by Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby applicable to it and the Transactions, (ii) the resolutions duly adopted by Buyer's stockholders approving this Agreement and the Transactions, and (iii) the certificate of incorporation and the by-laws of Buyer.

           (d) Solvency Certificate. The Company shall have received a certificate in form and substance satisfactory to the Company, to the effects set forth in Section 6.10 hereof.

                                  ARTICLE VIII
                   TERMINATION, AMENDMENT, WAIVER AND EXPENSES

     SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

           (a) by mutual written consent duly authorized by the Boards of Directors of each of Buyer and the Company;

           (b) by either Buyer or the Company, if the Effective Time shall not have occurred on or before December 5, 2002; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose improper action or failure to act has caused the failure of the Merger to occur on or before such date;

           (c) by either Buyer or the Company, if there shall be any Law or Order of a Governmental Authority which is final and nonappealable preventing the consummation of the Merger;

           (d) by Buyer if (X) the Company Board or the Special Committee (i) withdraws or modifies in a manner adverse to Buyer, or publicly resolves to withdraw or modify in a manner adverse to Buyer, its approval or recommendation of this Agreement or the Merger, (ii) fails to recommend to the Company's stockholders that they approve the Merger and give the Company Stockholder Approval, (iii) publicly approves or recommends, or resolves to approve or recommend, any alternative Acquisition Proposal, (iv) enters into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Proposal, or (v) fails to reconfirm the recommendation referred to in clause (ii) above if requested in accordance with the applicable provisions of Section 6.01(a), or fails to publicly announce (in accordance with the applicable provisions of Section 6.01(a)) that the Company Board is not recommending any alternative Acquisition Proposal, (Y) the Company shall have materially or Intentionally breached its obligations under Section 6.03, or (Z) a tender offer or exchange offer for 30% or more of the outstanding shares of the Company Common Stock (assuming conversion of the Company Preferred Stock and taking into consideration any shares of Company Common Stock and/or Company Preferred Stock already held by the Person or group commencing such tender or exchange offer) is commenced, and the Board of Directors or the Special Committee of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders) within ten business days from the commencement thereof; provided that Buyer's right to terminate pursuant to this clause (Z) shall expire if not exercised within 30 days of such failure;

           (e) by either Buyer or the Company if this Agreement shall fail to receive the requisite vote for approval at the Company Stockholders' Meeting duly called and held in accordance with Section 6.01(b) hereof;

           (f) prior to the Effective Time, by Buyer upon a breach of any representation, warranty, covenant or agreement (subject to the materiality threshold, if any, expressed in such representation, warranty, covenant or agreement) on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth either in Section 7.02(a) or 7.02(b) hereof would not be satisfied; provided, that the termination right pursuant to this clause (f) shall not be available if such breach shall have been cured within 15 days of notification by Buyer to the Company of such breach or such breach is otherwise waived by Buyer;

           (g) prior to the Effective Time, by the Company upon a breach of any representation, warranty, covenant or agreement (subject to the materiality threshold, if any, expressed in such representation, warranty, covenant or agreement) on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth either in Section 7.03(a) or Section 7.03(b) hereof would not be satisfied; provided, that the termination right pursuant to this clause (g) shall not be available if such breach shall have been cured within 15 days of notification by the Company to Buyer of such breach or such breach is otherwise waived by the Company;

           (h) prior to the Stockholder Approval, by the Company (A) if the Board of Directors of the Company shall have authorized the Company, subject to complying with the terms of this Agreement (including without limitation, Section 6.03), to enter into a definitive agreement with respect to a Superior Proposal and the Company shall have notified Buyer in writing pursuant to
Section 6.03(c) that it intends to enter into such an agreement, and (B) the Superior Proposal on which the agreement is based continues to be a Superior Proposal after taking into account any adjustment to the terms and conditions hereof proposed in writing by Buyer within three business days of receipt of the Company's written notification of its intention to enter into such definitive agreement with respect to the Superior Proposal; provided, however, that such termination pursuant to this clause (h) shall not be effective unless and until the Company shall have paid to Buyer the fee described in Section 8.03(b) hereof.

     SECTION 8.02 Effect of Termination. Except as provided in Section 9.01 hereof, in the event of termination of this Agreement pursuant to Section 8.01 hereof, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Buyer or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, subject to the obligations set forth in Section 8.03 hereof; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 8.03 Expenses.

           (a) Except as set forth below, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. "Expenses" as used in this Agreement shall include all reasonable out of pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of stockholder approval, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

           (b) The Company agrees to pay to Buyer a non-refundable fee equal to $1,500,000 plus all Expenses not to exceed $1,500,000 incurred by Buyer if:

           (i)   Buyer terminates this Agreement pursuant to Section 8.01(d);

           (ii)  (A) Buyer or the Company terminates this Agreement pursuant to
      Section 8.01(e), (B) prior to the time of such termination an Acquisition Proposal had been made known to the Company's stockholders generally or any Person shall have publicly announced its intention (whether or not conditional) to make an Acquisition Proposal; and (C) on or prior to the 12-month anniversary of the termination of this Agreement, the Company or any of the Company Subsidiaries or affiliates (x) enters into an agreement or letter of intent (or if the Company Board resolves or announces an intention to do so) with respect to any Business Combination with any Person, entity or group or (y) consummates any Business Combination with any Person, entity or group;

           (iii) The Company terminates this Agreement pursuant to Section 8.01(h); or

           (iv) Buyer terminates this agreement pursuant to Section 8.01(f) and within 12 months of such termination, the Company (x) enters into an agreement or letter of intent (or if the Company Board resolves or announces an intention to do so) with respect to any Business Combination with any Person, entity or group or (y) consummates any Business Combination with any Person, entity or group.

           (c) Any payment required to be paid pursuant to Section 8.03(a) shall be made by wire transfer of same day funds:

           (i) prior to the occurrence of (a) any event described in Section 8.03(b)(iii), (b) any event described in subclause (x) or (y) of Section 8.03(b)(ii) in the case of termination by the Company or Buyer pursuant to such Section 8.03(b)(ii) or (c) any event described in subclause (x) or
      (y) of Section 8.03(b)(iv) in the case of termination by Buyer pursuant to such Section 8.03(b)(iv); or

           (ii) within two business days of a termination by Buyer pursuant to
      Section 8.03(b)(i).

           (d) Without duplication of any payment required by Section 8.03(b), if Buyer terminates this Agreement pursuant to Section 8.01(f), the Company agrees to reimburse Buyer for all Expenses not to exceed $1,500,000 incurred by Buyer, such payment to be made by wire transfer of same day funds within two business days of such termination.

           (e)  For purposes of this Section 8.03, "Business Combination" means
(i) a merger, consolidation, share exchange, business combination or similar transaction involving the Company as a result of which the Company stockholders prior to such transaction cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) in the proportion they owned such shares prior to such transaction, (ii) a sale, lease, exchange, transfer, public offering in respect of, or other disposition of more than 50% of the assets of the Company and the Company Subsidiaries, taken as a whole, in either case, in a single transaction or a series of related transactions, or (iii) the acquisition, by a Person (other than Buyer or any affiliate thereof) or group of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the Company Common Stock (assuming conversion of the Company Preferred Stock and taking into consideration any shares of Company Common Stock and/or Company Preferred Stock already held by such Person or group), in either case, whether by tender or exchange offer or otherwise.

           (f)  The Company acknowledges that the agreements contained in this
Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if the Company fails to pay the amounts due pursuant to this Section 8.03, and, in order to obtain any such payment, Buyer commences a legal proceeding which results in a judgment against the Company for the amounts set forth in this Section 8.03, the Company shall pay to Buyer its costs and expenses (including attorneys' fees) in connection with such proceeding, together with interest on the amounts set forth in this Section 8.03 at the prime rate of Citibank N.A. in effect on the date any such payment was required to be made.

                                   ARTICLE IX
                               GENERAL PROVISIONS

     SECTION 9.01 Non Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon termination of this Agreement pursuant to Article VIII hereof. The covenants and agreements in this Agreement shall survive the Effective Time in accordance with their terms.

     SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (i) five days after mailing by certified mail (postage prepaid, return receipt requested), (ii) when delivered by hand, (iii) upon confirmation of receipt by facsimile, delivered during normal business hours, or (iv) one business day after sending by overnight delivery service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

     if to Buyer:

              Socrates Acquisition Corporation
              One Embarcadero Center, Suite 2750
              San Francisco, CA 94111
              Facsimile No.: (415) 217-7400
              Attention: Jeff Ott

     with a copy to:

              Ropes & Gray
              One International Place
              Boston, MA 02110
              Facsimile No.: (617) 951-7050
              Attention: David C. Chapin, Esq.


     if to the Company:

              Nobel Learning Communities, Inc.
              1615 West Chester Pike
              West Chester, PA 19382
              Facsimile No.: (484) 947-2003
              Attention: Chief Executive Officer

     with a copy to:

              Nobel Learning Communities, Inc.
              1615 West Chester Pike
              West Chester, PA 19382
              Facsimile No.: (484) 947-2003
              Attention: General Counsel

     with a copy to:

              Dechert
              1717 Arch Street
              4000 Bell Atlantic Tower
              Philadelphia, PA 19103

           Facsimile No.: 215-994-2222
           Attention: Geraldine A. Sinatra, Esq.

     SECTION 9.03 Certain Definitions. For purposes of this Agreement, the term:

           (a) "Affiliate" of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified Person;

           (b) "business day" means any day on which both the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or a Sunday) on which banks are not required or authorized to close in The City of New York;

           (c) "Company Subsidiary" means any subsidiary of the Company.

           (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

           (e) "Environmental Laws" means any federal, state, local or foreign Laws relating to (A) releases or overtly threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution or protection of the environment, health, safety or natural resources;

           (f) "Hazardous Substances" means (i) those substances defined in or regulated under the following federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon;
(v) any other contaminant; and (vi) any substance, material or waste regulated by any federal, state, local or foreign Governmental Entity pursuant to any Environmental Law;

           (g) "Intellectual Property" means patents, patent applications, copyrights, trade secrets, inventions, know-how, confidential information and data, trademarks, service marks, trade names, domain names, rights of privacy and publicity and moral rights.

           (h) "Intentionally" means deliberately acting or failing to act with the purpose of causing a result, whether such result is achieved or not.

           (i) "knowledge" means, with respect to the Company, the actual knowledge, after reasonable inquiry, of any of the persons set forth on Section
(A) of Exhibit 3 hereto and with respect to Buyer, the actual knowledge, after reasonable inquiry, of any of the persons set forth on Section (B) of Exhibit 3 hereto.

           (j) "Material Adverse Effect" means any circumstance, event, occurrence, change or effect that materially and adversely affects the business, operations, condition (financial or otherwise), assets (tangible or intangible) or results of operations of the Company and the Company Subsidiaries taken as a whole other than any circumstance, event, occurrence, change or effect resulting from the public announcement of the transactions contemplated by this Agreement.

           (k) "person" or "Person" means an individual, corporation, partnership, limited partnership, syndicate, Person (including, without limitation, a "Person" as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

           (l) "subsidiary" or "subsidiaries" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors and by the Special Committee at any time prior to the Effective Time; provided, however, that after this Agreement is adopted by the Company's stockholders, no such amendment shall be made that reduces the amount or changes the type of consideration into which each share of Company Common Stock or Company Preferred Stock shall be converted upon consummation of the Merger without the further approval of the Company's stockholders. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto.

     SECTION 9.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby; provided, however, that any such waiver by the Company shall be effective only if authorized or approved by the Special Committee. The failure of any party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

     SECTION 9.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.07 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, provided, however, that Buyer shall be entitled to assign this Agreement and any rights, interests or obligations hereunder to any of its Affiliates without the consent of the Company, provided that any such assignment shall not relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, other than the Company's current and former directors and officers in the case of Section 6.04, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 9.08 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

     SECTION 9.09 Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law principles.

     SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.12 Entire Agreement. This Agreement (including the Exhibits the Company Disclosure Schedule) and the Buyer Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

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                                                                              51

         IN WITNESS WHEREOF, Buyer and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                           SOCRATES ACQUISITION CORPORATION

                                           By:   /s/ Jeffrey Ott
                                                -------------------------------
                                                 Name:  Jeffrey Ott
                                                 Title: Co-President

                                           By:   /s/ David Luttway
                                                -------------------------------
                                                 Name:  David Luttway
                                                 Title: Co-President

                                           NOBEL LEARNING COMMUNITIES, INC.


                                           By:   /s/ Peter Havens
                                                -------------------------------
                                                 Name:  Peter Havens
                                                 Title: Director

                                                                       Exhibit 3

                         List of "knowledge" Individuals

Section A

Jack Clegg
John Frock
Robert Zobel
William Bailey
Kathy Herman

Section B

Jeff Ott
Josh Donfeld
Pericles Navab
David Luttway